Filed Pursuant to Rule 424(b)(3)
Registration No. 333-148393

3DICON CORPORATION
6,500,000 SHARES OF
COMMON STOCK

This prospectus relates to the resale by the selling stockholders of up to 6,500,000 shares of our common stock of which 2,250,000 shares of our common stock are issuable upon conversion of the balance of a $1.25 million convertible debenture issued on November 3, 2006 (the “First Debenture”) and 4,250,000 shares are issuable upon the conversion of a second debenture having a principal balance of $1,250,000 issued on November 21, 2007 (the “Second Debenture”). The selling stockholder may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. We will pay the expenses of registering these shares.

Our common stock is listed on the OTC:Bulletin Board under the symbol "TDCP". The last reported sales price per share of our common stock as reported December 27, 2007, was $0.30.

Investing in these securities involves significant risks. See "Risk Factors" beginning on page 7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 4, 2008.

TABLE OF CONTENTS

Prospectus Summary	3

Risk Factors	5

Use of Proceeds	10

Market for Common Equity and Related Stockholder Matters	10

Description of Business	10

Description of Property	14

Management’s Discussion and Analysis of Financial Condition and Results of Operations	14

Legal Proceedings	20

Directors, Executive Officers, Promoters and Control Persons	20

Executive Compensation	21

Security Ownership of Certain Beneficial Owners and Management	23

Description of Securities Being Registered	24

Plan of Distribution	24

Selling Stockholders	26

Certain Relationships and Related Transactions	28

Changes In and Disagreements with Accountants on Accounting and Financial Disclosure	28

Legal Matters	28

Experts	28

Available Information	29

Financial Statements	F-1

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "risk factors" section, the financial statements and the notes to the financial statements.

3DICON CORPORATION

3DIcon Corporation is a development stage company. Our mission is to pursue, develop and market full-color, 360-degree holographic or volumetric 3-D technology. Through a “sponsored research agreement” with the University of Oklahoma, we have obtained the exclusive world-wide marketing rights to certain 3D display technologies under development by the University. The development to date has resulted in the University filing six provisional patents; five of the six provisional patents have been combined and converted to three utility patents. At this time, we do not own any intellectual property rights in holographic technologies, and, apart from the sponsored research agreement with the University of Oklahoma, have no contracts or agreements pending to acquire such rights or any other interest in such rights. We plan to market the technology and the intellectual property developed by the University of Oklahoma by targeting various industries, such as retail, manufacturing, entertainment, geo-spatial, medical, healthcare, transportation, homeland security and the military.

We have not had any revenues since our inception. For the nine months ended September 30, 2007, we incurred a net loss of $2,504,167. For the years ended December 31, 2006 and 2005, we incurred a net loss of $1,469,888 and $592,811, respectively. As a result of our insufficient revenues to fund development and operating expenses, our auditors in have expressed substantial doubt about our ability to continue as going concern.

Our principal offices are located at 7507 S. Sandusky, Tulsa, Oklahoma 74136, and our telephone number is (918) 492-5082 . Our website is www.3DIcon.net . We are an Oklahoma corporation.

The Offering

Common stock offered by selling stockholder
Up to 6,500,000 shares of common stock, of which 2,250,000 shares are issuable upon conversion of the balance of a $1.25 million convertible debenture issued on November 3, 3006 and 4,250,000 shares are issuable upon the conversion of shares underlying a convertible debenture in the amount of $1,250,000 issued on November 21, 2007, based on current market prices and assuming full conversion of the convertible debentures (includes a good faith estimate of the shares underlying the convertible debenture). This number represents approximately5.3 % of our then current outstanding stock.

Common stock to be outstanding after the offering
Up to 128,288,008 shares assuming the full conversion of the balance of the $1.25 million convertible debenture issued on November 3, 2006 and the $1.25 million convertible debenture issued on November 21, 2007.

Use of proceeds
We will not receive any proceeds from the sale of the common stock. We expect to receive gross proceeds of $1,125,000 in connection with the issuance of the convertible debenture to the selling stockholder. We plan to use the proceeds for research and development, general working capital purposes and the payment of professional fees.

OTC Bulletin Board Ticker Symbol	TDCP

The above information regarding common stock to be outstanding after the offering is based on 121,788,008 shares of common stock outstanding as of December 27, 2007 and assumes the subsequent conversion of the balance of the $1.25 million convertible debenture issued on November 3, 2006 and the $1.25 million convertible debenture issued on November 21, 2007 by our selling stockholder. The number of shares being sold by the selling stockholder is approximately 9.2 % of the shares held by non-affiliates of ours.

To obtain funding for our ongoing operations, we entered into a Securities Purchase Agreement with Golden Gate Investors, Inc. (“Golden Gate”) on November 3, 2006, as amended on December 15, 2006 (the “Purchase Agreement”), for the sale of a 6 .25% convertible debenture of the Company in the principal amount of $1,250,000 (the “First Debenture”). Pursuant to the Purchase Agreement, as amended, at such time as the principal balance of this debenture is less than $400,000, the Company shall have the option to require Golden Gate to purchase a second debenture, also in the principal amount of $1,250,000 (the “Second Debenture”). On November 3, 2006, we also issued to Golden Gate a 4.75% convertible debenture in a principal amount of $100,000 (the “Third Debenture”) and warrants to purchase 1,000,000 shares of our common stock at an exercise price of $10.90. This prospectus relates to the resale of the 2,250,000 shares of common stock of the remaining balance underlying the First Debenture and 4,250,000 shares of common stock underling the Second Debenture.

Golden Gate provided us with $125,000 upon execution of the Purchase Agreement. Pursuant to the Purchase Agreement, Golden Gate is required to provide us with an additional $312,500 upon effectiveness of the initial registration statement. In addition, the sum of $812,500 was placed in escrow. Pursuant to the terms of the Purchase Agreement, the escrow agent is required to release he sum of $200,000 on the first day of each month, beginning with the second month following the effective date of the initial registration statement, subject to certain conditions as provided in the Purchase Agreement. As of the date of this filing, the sum of $400,000 has been released from escrow.

The First Debenture and the Third Debenture are convertible into our common stock, at the selling stockholder’s option. The First Debenture debentures mature three years from the date of issuance. The 4.75% Third Debenture matures five years from the date of issuance. Interest on the First Debenture is payable monthly in cash or, at Golden Gate’s option, in shares of common stock of the Company valued at the then applicable conversion price. The First Debenture is convertible into the number of our shares of common stock equal to the dollar amount of the debenture divided by the conversion price. The conversion price for the First Debenture is the lesser of (i) $2.00 or (ii) 70% of the average of the five lowest volume weighted average prices during the twenty (20) trading days prior to the conversion. The conversion price for the Third Debenture is the lesser of (i) $4.00 or (ii) 80% of the average of the five lowest volume weighted average prices during the twenty (20) trading days prior to the conversion. Accordingly, there is in fact no limit on the number of shares into which the debentures may be converted over time. If Golden Gate elects to convert a portion of the debenture and, on the day that the election is made, the volume weighted average price is below $0.75, 3DIcon shall have the right to prepay that portion of the debenture that Golden Gate elected to convert, plus any accrued and unpaid interest, at 135% of such amount. In connection with the Purchase Agreement, 3DIcon entered into a registration rights agreement with Golden Gate pursuant to which the Company agreed to file, the registration statement covering the common stock issuable upon conversion of the First Debenture only.

On December 15, 2006, we amended the securities purchase agreement (“Amendment No. 1”) such that the issuance of the Second Debenture was now at our option, rather than as of right. In addition, the securities purchase agreement, the debenture, the registration rights agreement and Amendment No. 1 was amended to extend the deadline for effectiveness of the initial registration statement until June 15, 2007 and to provide for fixed conversion prices on all three debentures until such time as our common stock is quoted on the OTCBB or is otherwise listed and trading on NASDAQ or a national securities exchange. The conversion price of the initial $1.25 million debenture, as amended, is the lesser of (i) $2.00 or (ii) 70% of the average of the five lowest Volume Weighted Average Prices during the twenty (20) days prior to the conversion. The conversion price of the second $1.25 million debenture, as amended, is now $0.35 per share until our common stock is listed on the OTCBB or is otherwise listed and trading on NASDAQ or a national securities exchange and thereafter the lesser of (i) $2.00 or (ii) 90% of the average of the five lowest Volume Weighted Average Prices during the twenty (20) days prior to the conversion. The conversion price on the Third Debenture, as amended, is n the lesser of (i) $2.00 or (ii) 80% of the average of the five lowest Volume Weighted Average Prices during the twenty (20) days prior to the conversion. In the event the Company elects, and Golden Gate fails, to enter into the Second Debenture, Golden Gate would be required to pay liquidated damages in the amount of $250,000.

To obtain funding for ongoing operations, the Company entered into a Bridge Financing Agreement with Golden Gate which closed on June 11, 2007 (the “Financing Agreement”), for the sale of a 9.75% convertible debenture in the principal amount of $700,000. Pursuant to the Financing Agreement, the Company agreed to file a registration statement with the SEC within three days of closing for the resale of the common stock underlying the First Debenture.

The 9.75% $700,000 debenture may be converted, at Golden Gate’s option, in whole or in part, into restricted shares of our common stock. The conversion price was $0.28 until our common stock began being traded on the OTC Bulletin Board.  Subsequently, the conversion price is equal to 72% of the average of the five lowest volume weighted average prices for the common stock for the 20 trading days prior to the conversion date. The company’s shares began trading on the OTC Bulletin Board with effect from July 25, 2007 and the conversion price is now 72% of the average of the five lowest volume weighted average prices for the common stock for the 20 trading days prior to the conversion date. The convertible debenture matures June 11, 2007; subject to an option held by Golden Gate to extend the maturity for one period of six months. Interest on the convertible debenture is payable monthly in cash.

In addition to standard default provisions concerning timeliness of payments, delivery and notifications, any other event of default, as defined in the debenture, will accelerate the maturity date of the debenture, and all outstanding principal and accrued and unpaid interest along with $250,000 in liquidated damages, will become immediately due and payable. Such events of default include: failure to observe or perform material covenants of any notes; the making of a representation or warranty in any material agreement, report of financial statement; filing of a voluntary or involuntary proceeding for bankruptcy by the Company; a default under any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument; the common stock of the Company trades below $0.21 per share; the Company is a party to any Change of Control Transaction and agrees to sell or dispose of all or in excess of 33% of its assets in one or more transactions (whether or not such sale would constitute a Change of Control Transaction) or shall redeem or repurchase more than ten percent (10%) of its outstanding shares of Common Stock or other equity securities of the Company; if during the effectiveness period of Initial Registration Statement its effectiveness lapses or the selling stockholder is unable to sell its shares for a period of 20 days; the Company fails to deliver certificates following a conversion under the debenture within 3 days; or any monetary judgment, writ or similar final process shall be entered or filed against the Company, any Subsidiary or any of their respective property or other assets for more than $250,000, and such judgment, writ or similar final process shall remain unvacated, unabandoned or unstayed for a period of 45 calendar days.

The 9.75% $700,000 debenture is secured by the pledge of 11 million shares of common stock held by affiliates in the Company (the “Pledged Shares”). Such shares shall have been held by the Pledgors for a period of not less than two years. In the event of a default and the Company has not repaid all outstanding principal and accrued and unpaid interest, along with the liquidated damages of $250,000 within one day of default, Golden Gate shall have the right to immediately sell the Pledged Shares in satisfaction of any amounts of principal and interest owing under the Debenture. Golden Gate shall only sell such amount of Pledged Shares to satisfy any principal and accrued interest, along with $250,000 in liquidated damages and shall return unsold shares to the Pledgors.

Pursuant to the terms of the Financing Agreement, the Company filed the registration statement covering the shares issuable upon conversion of the First Debenture (the “Initial Registration Statement”). The Initial Registration Statement was declared effective by the SEC on July 3, 2007. Following the declaration of effectiveness, Golden Gate provided us with $312,500. In addition, Golden Gate has placed the sum of $812,500 in escrow. As of December 27, 2007, the escrow agent has released an aggregate of $400,000 from escrow to 3DIcon pursuant to the terms of the Purchase Agreement.

On October 24, 2007, pursuant to the terms of the Purchase Agreement, as amended, and at such time as the principal balance on the First Debenture was less than $400,000 the Company provided Golden Gate with written notice that it desired to require Golden Gate to purchase the Second Debenture. On November 21, 2007, the Company issued and sold the Second Debenture to Golden Gate. Pursuant to the terms of the Second Debenture, Golden Gate may at their election convert all or a part of the Second Debenture into shares of the Company’s common stock at a conversion rate equal to the lesser of (i) $2.00 of (ii) 90% of the average of the five lowest volume weighted average prices during the twenty trading days prior to Golden Gate’s election to convert, subject to adjustment as provided in the Second Debenture. In addition, pursuant to the terms of the Second Debenture, the Company has agreed to file a registration statement covering the shares of common stock issuable upon conversion or redemption of the Second Debenture.

Golden Gate provided us with $125,000 upon issuance of the Second Debenture. Pursuant to the terms of the Purchase Agreement, Golden Gate is required to provide us with an additional $312,500 upon effectiveness of the registration statement of which this prospectus is a part. The balance of $812,500 shall be wired to the escrow agent, which is required to release $200,000 on the first day of each month, beginning with the second month following the effective date of the registration statement, subject to certain conditions as provided in the Purchase Agreement.

See the "Selling Stockholders" and "Risk Factors" sections for a complete description of the convertible debentures.

RISK FACTORS

This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

Risks Relating to Our Business:

We have a limited operating history, as well as a history of operating losses.

We have a limited operating history. We cannot assure you that we can achieve revenue or sustain revenue growth or profitability in the future. We have a cumulative net loss of $5,973,700 for the period from inception (January 1, 2001) to September 30, 2007.   Our operations are subject to the risks and competition inherent in the establishment of a business enterprise. Unanticipated problems, expenses, and delays are frequently encountered in establishing a new business and marketing and developing products. These include, but are not limited to, competition, the need to develop customers and market expertise, market conditions, sales, marketing and governmental regulation. Our failure to meet any of these conditions would have a materially adverse effect upon us and may force us to reduce or curtail our operations. Revenues and profits, if any, will depend upon various factors. We may not achieve our business objectives and the failure to achieve such goals would have an adverse impact on our business.

Currently, our only significant asset is our sponsored research agreement with the University of Oklahoma, and our ability to accomplish our business plan relies entirely on the ability of the University of Oklahoma to successfully develop marketable 3D communications and display technologies.

Our only significant asset at the present time is our sponsored research agreement with the University of Oklahoma. If the University of Oklahoma is not successful in developing 3D display/communications technologies that we have envisioned in our business plan, our ability to generate revenues from marketing of the technologies and/or product or products on which our business plan is based will be severely impacted, which could threaten the very existence of the Company.

Even if the University of Oklahoma is successful in developing 3D communications and display system technologies, because of the revolutionary nature of such a product (i.e., no similar product currently exists, and there are numerous unknowns relating to the product, such as manufacturing costs and operational costs), there can be no assurance that our marketing plans for the product will be successful.

Therefore, the fact that our success depends almost entirely on the efforts of others to develop technologically challenging new technologies that will be in a form readily licensable and/or marketable and acceptable to a given market, and our ability to then successfully market such technologies, makes an investment in the Company much more risky than a comparable investment in other companies that may have a broad range of existing, proven products and/or technologies.

We may not be able to compete successfully.

Although the volumetric 3D imaging and display technology that the University of Oklahoma is attempting to develop is new, and although at present we are aware of only a limited number of companies that have publicly disclosed their attempts to develop similar technology, we anticipate a number of companies are or will attempt to develop technologies/products that compete or will compete with our technologies. Further, even if we are the first to market with a technology of this type, and even if the technology is protected by patents or otherwise, because of the vast market and communications potential of such a product, we anticipate the market will be flooded by a variety of competitors (including traditional communications companies), many of which will offer a range of products in areas other than those in which we compete, which may make such competitors more attractive to prospective customers. In addition, many if not all of our competitors and potential competitors will initially be larger and have greater financial resources than we do. Some of the companies with which we may now be in competition, or with which we may compete in the future, have or may have more extensive research, marketing and manufacturing capabilities and significantly greater technical and personnel resources than we do, even given our relationship to the University of Oklahoma, and may be better positioned to continue to improve their technology in order to compete in an evolving industry. Further, technology in this industry may evolve rapidly once an initially successful product is introduced, making timely product innovations and use of new technologies essential to our success in the marketplace. The introduction by our competitors of products with improved technologies or features may render any product we initially market obsolete and unmarketable. If we do not have available to us products that respond to industry changes in a timely manner, or if our products do not perform well, our business and financial condition will be adversely affected.

The technologies being developed may not gain market acceptance.

The products that the University of Oklahoma is currently developing utilize new technologies. As with any new technologies, in order for us to be successful, these technologies must gain market acceptance. Since the technologies that we anticipate introducing to the marketplace will exploit or encroach upon markets that presently utilize or are serviced by products from competing technologies, meaningful commercial markets may not develop for our technologies.

In addition,   the development efforts of the University of Oklahoma on the 3D technology are subject to unanticipated delays, expenses or technical or other problems, as well as the possible insufficiency of funding to complete development. Our success will depend upon the ultimate products and technologies meeting acceptable cost and performance criteria, and upon their timely introduction into the marketplace. The proposed products and technologies may never be successfully developed, and even if developed, they may not satisfactorily perform the functions for which they are designed. Additionally, these may not meet applicable price or performance objectives. Unanticipated technical or other problems may occur which would result in increased costs or material delays in their development or commercialization.

If we are unable to retain the services of Martin Keating, or if we are unable to successfully recruit qualified personnel having experience in our business, we may not be able to continue our operations.

Our success depends to a significant extent upon the continued service of Martin Keating, our founder, Chief Executive Officer, and a Director. Our success also depends on our ability to attract and retain other key executive officers. Loss of the services of Mr. Keating could have a material adverse effect on our growth, revenues, and prospective business.

Our auditors have included a going concern qualification in their opinion; if we do not continue as a going concern, investors will lose their entire investment.

Our auditors have qualified their opinion on our financial statements because of concerns about our ability to continue as a going concern. These concerns arise from the fact that we are a development stage organization with insufficient revenues to fund development and operating expenses. If we are unable to continue as a going concern, you could lose your entire investment in us.

We will need significant additional capital, which we may be unable to obtain.

Our capital requirements in connection with our development activities and transition to commercial operations have been and will continue to be significant. We will require approximately $2.5 million additional funds over the next two years to continue research, development and testing of our technologies and products, to obtain intellectual property protection relating to our technologies when appropriate, and to manufacture and market our products. There can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all

As a result of becoming a reporting company, our expenses will increase significantly.

As a result of becoming a reporting company whose shares are registered pursuant to Section 12 of the Securities Act, our ongoing expenses are expected to increase significantly, including expenses in compensation to our officers, ongoing public company expenses, including increased legal and accounting expenses as a result of our status as a reporting company, expenses incurred in complying with the internal controls requirements of the Sarbanes-Oxley Act. These increased expenses will negatively impact our ability to become profitable.

Risks Relating to Our Current Financing Arrangements:

There are a large number of shares underlying our convertible debentures, and warrants that may be available for future sale and the sale of these shares may depress the market price of our common stock.

As of December 27, 2007, we had approximately 121,788,008   shares of common stock issued and outstanding and convertible debentures outstanding that may be converted into an estimated 6,500,000 shares of common stock at current market prices. The number of shares of common stock issuable upon conversion of the outstanding convertible debentures may increase if the market price of our stock declines. We also have outstanding the warrants issued to Golden Gate to purchase 1,000,000 shares of common stock at an exercise price of $10.90. The sale of the shares underlying the convertible debentures and warrants may adversely affect the market price of our common stock.

Our obligation to issue shares upon conversion of our convertible debentures is essentially limitless.

The conversion price of our convertible debentures is continuously adjustable, which could require us to issue a substantially greater number of shares, which will cause dilution to our existing stockholders.

The following is an example of the amount of shares of our common stock that are issuable, upon conversion of the remaining principal balance of the First Debenture of $358,971.04 (excluding accrued interest), based on market prices 25%, 50% and 75% below the market price as of December 27, 2007 of $.30.

% Below Market	Price Per Share	Effective Conversion Price	Number of Shares Issuable(1)	% of Outstanding Stock
25%	$0.225	$0.158	2,271,969	1.9%
50%	$0.150	$0.105	3,418,772	2.8%
75%	$0.075	$0.053	6,773,038	5.6%

The following is an example of the amount of shares of our common stock that are issuable, upon conversion of our 4.75% $100,000 convertible debentures (excluding accrued interest), based on market prices 25%, 50% and 75% below the market price as of December 27, 2007 of $0.30.

% Below Market	Price Per Share	Effective Conversion Price	Number of Shares Issuable(1)	% of Outstanding Stock
25%	$0.225	$0.180	555,556	*
50%	$0.150	$0.120	833,333	*
75%	$0.075	$0.060	1,666,667	1.4%

* Less than 1%

The following is an example of the amount of shares of our common stock that are issuable, upon conversion of our 9.75% $700,000 convertible debentures (excluding accrued interest), based on market prices 25%, 50% and 75% below the market price as of December 27, 2007 of $0.30.

		Effective	Number	% of
% Below	Price Per	Conversion	of Shares	Outstanding
Market	Share	Price	Issuable	Stock
25%	$0.225	$0.162	4,320,988	3.5%
50%	$0.150	$0.108	6,481,481	5.3%
75%	$0.075	$0.054	12,962,963	10.6%

The following is an example of the amount of shares of our common stock that are issuable, upon conversion of our Second Debenture (excluding accrued interest), based on market prices 25%, 50% and 75% below the market price as of December 27, 2007 of $0.30.

		Effective	Number	% of
% Below	Price Per	Conversion	of Shares	Outstanding
Market	Share	Price	Issuable	Stock
25%	$0.225	$0.203	6,157,635	5.1%
50%	$0.150	$0.135	9,259,259	7.6%
75%	$0.075	$0.068	18,382,353	15.1%

As illustrated, the number of shares of common stock issuable upon conversion of our convertible debentures will increase if the market price of our stock declines, which will cause dilution to our existing stockholders.

The continuously adjustable conversion price feature of our convertible debentures may encourage investors to make short sales in our common stock, which could have a depressive effect on the price of our common stock.

So long as the market price of our stock is below $2.00 the issuance of shares in connection with the conversion of the First Debenture results in the issuance of shares at an effective 30% discount to the trading price of the common stock prior to the conversion. Similarly, so long as the market price of our stock is below $4.00, the issuance of shares in connection with the conversion of the $100,000 convertible debenture results in the issuance of shares at an effective 20% discount to the trading price of the common stock prior to the conversion. So long as the market price of our stock is below $2.00 the issuance of shares in connection with the conversion of the Second Debenture results in the issuance of shares at an effective 10% discount to the trading price of the common stock prior to the conversion. The significant downward pressure on the price of the common stock as the selling stockholder converts and sells material amounts of common stock could encourage short sales by investors. This could place further downward pressure on the price of the common stock. The selling stockholder could sell common stock into the market in anticipation of covering the short sale by converting their securities, which could cause the further downward pressure on the stock price. In addition, not only the sale of shares issued upon conversion or exercise of debentures and warrants, but also the mere perception that these sales could occur, may adversely affect the market price of the common stock.

The issuance of shares upon conversion of the convertible debentures and exercise of outstanding warrants may cause immediate and substantial dilution to our existing stockholders.

The issuance of shares upon conversion of our 6 ¼% convertible debentures and exercise of warrants may result in substantial dilution to the interests of other stockholders since the selling stockholder may ultimately convert and sell the full amount issuable on conversion. Although the selling stockholder may not convert its convertible debentures and/or exercise their warrants if such conversion or exercise would cause it to own more than 9.9% of our outstanding common stock, this restriction does not prevent the selling stockholder from converting and selling some of their holdings and then converting the rest of their holdings. In this way, assuming the market price remains at a level acceptable to the selling stockholder, the selling stockholder could continue on a “conversion-sell-conversion” trend while never holding more than 9.99% of our common stock. Further, under the convertible debentures there is theoretically no upper limit on the number of shares that may be issued, which will have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock, including investors in this offering.

If we are unable to issue shares of common stock upon conversion of the convertible debenture as a result of our inability to increase our authorized shares of common stock or as a result of any other reason, we are required to pay penalties to Golden Gate, redeem the convertible debenture at 130% and/or compensate Golden Gate for any buy-in that it is required to make.

If we are unable to issue shares of common stock upon conversion of the convertible debenture as a result of our inability to increase our authorized shares of common stock or as a result of any other reason, we are required to:

•
pay late payments to Golden Gate for late issuance of common stock upon conversion of the convertible debenture, in the amount of $100 per business day after the delivery date for each $10,000 of convertible debenture principal amount being converted or redeemed.

•
in the event we are prohibited from issuing common stock, or fail to timely deliver common stock on a delivery date, or upon the occurrence of an event of default, then at the election of Golden Gate, we must pay to Golden Gate a sum of money determined by multiplying up to the outstanding principal amount of the convertible debenture designated by Golden Gate by 130%, together with accrued but unpaid interest thereon

•
if ten days after the date we are required to deliver common stock to Golden Gate pursuant to a conversion, Golden Gate purchases (in an open market transaction or otherwise) shares of common stock to deliver in satisfaction of a sale by Golden Gate of the common stock which it anticipated receiving upon such conversion (a "Buy-In"), then we are required to pay in cash to Golden Gate the amount by which its total purchase price (including brokerage commissions, if any) for the shares of common stock so purchased exceeds the aggregate principal and/or interest amount of the convertible debenture for which such conversion was not timely honored, together with interest thereon at a rate of 15% per annum, accruing until such amount and any accrued interest thereon is paid in full.

In the event that we are required to pay penalties to Golden Gate or redeem the convertible debentures held by Golden Gate, we may be required to curtail or cease our operations.

Risks Relating to Our Common Stock:

Fluctuations in our operating results and announcements and developments concerning our business affect our stock price.

Our quarterly operating results, the number of stockholders desiring to sell their shares, changes in general economic conditions and the financial markets, the execution of new contracts and the completion of existing agreements and other developments affecting us, could cause the market price of our common stock to fluctuate substantially.

Our Common Stock is Subject to the "Penny Stock" Rules of the SEC and the Trading Market in Our Securities is Limited, Which Makes Transactions in Our Stock Cumbersome and May Reduce the Value of an Investment in Our Stock.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•	that a broker or dealer approve a person's account for transactions in penny stocks; and

•	the broker or dealer receives from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

•	obtain financial information and investment experience objectives of the person; and

•
make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and

•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholder. We will not receive any proceeds from the sale of shares of common stock in this offering. However, we have received $837,500 in connection with the issuance of the First Debenture to the selling stockholder. We have used the $837,500 for research and development, general working capital purposes, and the payment of professional fees. The remaining principal balance on the First Debenture of $412,500 is in escrow and shall be released to the Company by the escrow agent at a rate of $200,000 per month subject to certain conditions as provided in the Purchase Agreement. Upon the issuance of the Second Debenture, we received the sum of $125,000 from Golden Gate. Pursuant to the terms of the Purchase Agreement, Golden Gate is required to provide us with an additional $312,500 upon effectiveness of the registration statement of which this prospectus is a part. The balance of $812,500 shall be wired to the escrow agent, which is required to release $200,000 on the first day of each month, beginning with the second month following the effective date of the registration statement, subject to certain conditions as provided in the Purchase Agreement Any additional proceeds will be used for similar purposes.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is quoted on the OTC Bulletin Board under the symbol "TDCP".

For the periods indicated, the following table sets forth the high and low bid prices per share of common stock. These prices represent inter-dealer quotations without retail markup, markdown, or commission and may not necessarily represent actual transactions.(1)

Quarter Ended	High ($)	Low ($)
September 30, 2007(1)	1.05	0.31
June 30, 2007	0.72	0.32
March 31, 2007	0.70	0.39
December 31, 2006	1.29	0.36
September 30, 2006	1.73	0.90
June 30, 2006	3.27	0.56
March 31, 2006	0.86	0.14
December 31, 2005	0.33	0.014
September 30, 2005	0.03	0.008
June 30, 2005	0.045	0.009
March 31, 2005	0.18	0.031
December 31, 2004	0.40	0.04
September 30, 2004	0.64	0.15
June 30, 2004	0.64	0.03
March 31, 2004	0.21	0.04

(1) The Company’s Shares were traded on the Pink Sheets until July 25, 2007 and began trading on the OTC Bulletin Board thereafter.

Holders

As of December 27, 2007, we had approximately 399 active holders of our common stock. The number of active record holders was determined from the records of our transfer agent and does not include beneficial owners of common stock whose shares are held in the names of various security brokers, dealers, and registered clearing agencies. The transfer agent of our common stock is Executive Registrar & Transfer, Inc., 315 South Huron Street, Suite 104, Englewood, CO 80110.

DESCRIPTION OF BUSINESS

Corporate History

3DIcon Corporation (the Company) was incorporated on August 11, 1995, under the laws of the State of Oklahoma as First Keating Corporation. Our articles of incorporation were amended August 1, 2003 to change the name to 3DIcon Corporation. The initial focus of First Keating Corporation was to market and distribute books written by its founder, Martin Keating. During 2001, First Keating Corporation began to focus on the development of 360-degree holographic technology. The effective date of this transition is January 1, 2001. We have accounted for this transition as a reorganization and accordingly, restated its capital accounts as of January 1, 2001. From January 1, 2001, our primary activity has been the raising of capital in order to pursue its goal of becoming a significant participant in the formation and commercialization of interactive, optical holography for the communications and entertainment industries.

General Overview

We are a development stage company. Our mission is to pursue, develop and market full-color, 360-degree holographic or volumetric 3-D technology. Through a “sponsored research agreement” with the University of Oklahoma, we have obtained the exclusive world-wide marketing rights to certain 3D display technologies under development by the University. The development to date has resulted in the University filing six provisional patents; five of the six provisional patents have been combined and converted to three utility patents. At this time, we do not own any intellectual property rights in holographic technologies, and, apart from the sponsored research agreement with the University of Oklahoma, have no contracts or agreements pending to acquire such rights or any other interest in such rights. We plan to market the technology and the intellectual property developed by the University of Oklahoma by targeting various industries, such as retail, manufacturing, entertainment, medical, healthcare, transportation, homeland security and the military.

Overview of Development of 3D Technology

Holography as a means of wavefront, or 3D image, reconstruction was first introduced by Dennis Gabor in 1948 when he developed a process for recording the amplitude and phase of an optical wavefront. The word “holography” is derived from the Greek words holos (whole) and graphein (to write), and Gabor coined the term “hologram” to refer to a “total recording.” The widespread practice of holography took off in the early 1960s with the invention of the laser. Since that time, holography has been used in a variety of applications, many in routine commercial use today. Digital holography refers to the use of digital computers to create holograms, sometimes referred to as computer-generated holograms. Upon undertaking this investigation into the use of digital holography as a viable technology for 3D imaging and visualization, we found that holography is often the starting point for technologists seeking to realize practical commercial systems, but in practice, many solutions involve other approaches such as stereoscopic and swept-volume techniques.

A team of researchers led by Harold Garner at the University of Texas Southwestern Medical School at Dallas is working on a HoloTV project to develop technology that can deliver 3D moving images for applications in medical imaging, “heads up” displays, video games, and air traffic control display. Current development efforts involve the use of the Digital Micromirror Device (DMD) from Texas Instruments, as well as eight-layer liquid-crystal screen. The DMD focuses image points on various locations throughout the screen to produce 3D images.

Stereoscopic techniques are being investigated as a means of achieving 3D imaging and display. A recent paper by Jang and Javidi describes a technique called 3D projection integral imaging to create 3D orthoscopic virtual images. The technique employs a micro-convex-mirror array to convert inputs from 2D image sensors to 3D images with a viewing angle of over 60 o and has been successfully demonstrated in the laboratory. Another paper by Choi et al reports on the construction of a novel full-color autostereoscopic 3D display system using scaling constraints and phase quantization leveling to reduce the color dispersion and the phase difference. The system employs color-dispersion-compensated (CDC) synthetic phase holograms (SPHs) to create 3D images and video frames that don’t require the use of special glasses for viewing. While both of these technical approaches have been successfully demonstrated in a laboratory environment, neither easily lends itself to the kind of embodiment envisioned by 3DIcon.

Sato et al report identifies space projection method for producing 3D images using DMDs. This method uses a volumetric screen of water particles upon which color 3D images can be projected using the combination of a white light laser, variable color filter, and DMD. The authors report that this so-called electro-holographic display is capable of producing color 3D images with a large viewing angle. We believe that this approach has merit, but also presents barriers to commercial implementation, particularly from a cost and size perspective.

Pursuant to the Sponsored Research Agreement, 3D Display Technology is being developed in three phases, as follows:

•	Phase I - Swept Volume Displays

•	Phase II - Static Volumetric Displays (Under Glass)

•	Phase III Free-Space Volumetric Displays (Free Space)

The Swept Volume Display is designed to be a 3D display system showing a volumetric image generated from a diskette or similar medium. A proof-of-concept demonstration has been achieved by the researchers around September 2007. The Swept Volume Display R&D is now entering into the subsequent second stage of improvement and development. Initial target markets for swept volume displays would include retail, geo-spatial exploration and advertising industry applications.

The Static Volume Display technology will employ DMDs using infra-red lasers to produce 3D images in advanced transparent nanotechnology materials, thereby enabling the creation, transmission and display of high resolution 3D images within a volume space, surrounded by glass or transparent screen. The Phase III technology will build upon the Phase II technology so as to eliminate the need for an enclosed vessel, thereby enabling the creation, transmission and display of high resolution 3D images in free space utilizing a portable system. Initial investigation for this system commenced in 2007. There is currently no estimated prototype/demonstration date for this technology.

University of Oklahoma - Tulsa Sponsored Research Agreement

On April 20, 2004, we entered into a sponsored research agreement entitled "Investigation of Emerging Digital Holography Technologies" (Phase I) with the University of Oklahoma - Tulsa (University), which expired October 19, 2004. We have paid the University $14,116 pursuant to this agreement. The purpose of this agreement was to conduct a pilot study to investigate digital holography as a candidate technology for the development of three-dimensional (3D) imaging and visualization systems. The purpose of the pilot study was to investigate the current state-of-the-art research and development activities taking place in the field of digital holography, particularly emerging technologies. The scope of work for the study encompassed the following tasks:

•	Literature review to determine key leading edge research in relevant areas;

•	Review of related commercial products to identify technological approaches and potential competitors and/or partners;

•	Preliminary patent review;

•	Recommendations for product research and development directions.

On July 15, 2005, we entered into a Sponsored Research Agreement with the University (Phase II), which expired on January 14, 2007. Under this agreement, the University conducted a research project entitled "Investigation of 3-Dimensional Display Technologies" and the Company agreed to pay the University $453,584 at various dates from November 10, 2005 through July 15, 2006 to cover the costs of the research. Either party may terminate the agreement at any time by giving 60 days written notice. The goals for this research were as follows:

•	To produce patentable and/or copyrightable intellectual property;

•	To produce proof-of-concept technology that demonstrates the viability of the intellectual property;

•	To assess opportunities for manufacturing technological products in Oklahoma;

•	Investigate magnetic nanospheres (MNs) for use as a projection media;

•	Develop a control platform to actively distribute (MNs) in an unbounded volumetric space;

•	Investigate the doping of MNs with fluorescent materials for light emission at different wavelengths, i.e., develop fluorescent MNs (FMNs);

•	Evaluate other display medium technologies for potential strategic partnerships;

•	Evaluate the most appropriate (from a cost-to-benefit standpoint) solid-state light sources for projection applications;

•	Develop software for displaying ideal 3D images;

•	Investigate software interface issues with other image capture technologies.

The final payment of $226,792, due on July 15, 2006, was not paid. On November 1, 2006 the sponsored research agreement was modified to provide $125,259 additional funding, extend the term of the agreement through March 31, 2007, and revise the payment schedule to combine the July 15, 2005 remaining balance due of $226,792 with the additional funding into a revised payment schedule. Under the terms of the agreement, we agreed to pay the combined remaining obligation of $352,051 in four equal monthly installments of $88,013 on December 31, 2006 through March 31, 2007. We are current on our payments to the University through November 2007.

On February 23, 2007, we entered into a sponsored research agreement with the University of Oklahoma (Phase III) which expires on March 31, 2010. Under this agreement, the University will conduct a research project entitled “3-Dimensional Display Development”. We will pay the University $3,468,595 payable in monthly installments ranging from $92,263 to $112,777 beginning on April 30, 2007 and ending on March 31, 2010.

We own all worldwide rights to commercial and government usage of the intellectual property being developed by the University of Oklahoma. The University of Oklahoma has applied for the following patents with the U.S. Patent and Trademark Office:

Description of Provisional Patent	Description of Utility Patent
Application as filed	Application Filing (Combined)	Date of Filing
Swept Volume Display	Swept Volume Display	9/27/2006

Colorful Translation Light Surface 3D Display	Light Surface Display for
Colorful Translation 3D Volumetric Display	Rendering Three-Dimensional	4/25/2007
3D Light Surface Display	Image (Combined)

Volumetric Liquid Crystal Display	Volumetric Liquid Crystal Display
	for Rendering Three-Dimensional	4/25/2007
Volumetric Liquid Crystal Display	Image (Combined)

Computer System Interaction with DMD	Utiltiy Patent Application to be	1/29/2007
	filed	(Provisional)

Marketing and Product Development

We do not have any products or services. We envision the sale of products, the licensing of University-owned technology, or a combination thereof.

We have identified the following potential markets and uses for the technology being developed by the University of Oklahoma:

•	Digital Displays: Large Format, Retail Advertising

•	Air Traffic Systems, Traffic Planning; Town Planning

•	Pharmaceutical and Bio-Medical Research

•	Homeland Defense and Security

•	Architectural plans and virtual structures;

•	Interactive entertainment;

•	Geo-Spatial Applications

•	Casino Gaming;

•	Military Applications

Competition

There are numerous technologies which are under development to enable the display of 3D images. The following is a summary of research being conducted and products under development in the 3D display system marketplace of which we are currently aware:

•	Lightspace DepthCube™ from LightSpace Technologies, Inc.

•	Felix 3D Displays

•	Perspecta Spatial 3D Display from Actuality Systems

•	3D Technology Laboratories

Employees

We have three full-time employees, Martin Keating, Chief Executive Officer, Vivek Bhaman, president and Chief Operating Officer and Ms. Judith Keating nee Snyder, company secretary and Director of Investor Relations.

DESCRIPTION OF PROPERTY

Our executive offices are located at 7507 S. Sandusky, Tulsa, Oklahoma 74136. Our office space is provided to us by one of our officers at no cost to the Company.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND PLAN OF OPERATION

Some of the information in this Form SB-2 contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate" and "continue," or similar words. You should read statements that contain these words carefully because they:

•	discuss our future expectations;

•	contain projections of our future results of operations or of our financial condition; and

•	state other "forward-looking" information.

We believe it is important to communicate our expectations. However, there may be events in the future that we are not able to accurately predict or over which we have no control. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors," "Business" and elsewhere in this prospectus. See "Risk Factors."

Overview

This management discussion and analysis aims to provide greater transparency and understanding of material aspects of the financial condition and the plan of operation.

(a)	Plan of Operation: provides information on the activities that have had significant bearing on the performance of the company as well as forward looking plans for the forthcoming fiscal period.

(b)
Discussion of Financial Condition: provides explanation for significant items as provided in the financial results of the company. This section also provides the management plan to address key financial issues

Plan of Operation

Background:

The company is engaged in the development of 360 o volumetric imaging and display technology, specifically in the areas identified by the initial in-depth investigation conducted by the University of Oklahoma (OU or University). The identified areas are two major complementary areas of technology that comprise the spectrum of the solution and application (1) a means of recording 3D objects as digital holographic data elements (capture); and (2) a means of reconstructing and displaying the 3D images (display).

Based on the investigation as well as review of existing patents and technologies, it was concluded that the area of 3-D image capture and recording had multiple solutions and technologies that adequately served the market. Therefore our primary area of focus is to develop products and intellectual property in the reconstruction and display of 3D images where we see the most opportunity. We aim to establish strategic partnerships with the assignees or license holders of existing 3D recording technologies as well as integrate our technologies with existing solutions.

The existing products reviewed can generally be broken down into two broad categories: stereoscopic - those that use flat-panels to implement 3D displays on 2D screens, and those that implement volumetric 3D displays. The flat-panel approaches, as previously noted, do not support 3DIcon’s planned embodiment of the technology. However, the application space of volumetric 3D displays supports 3DIcon’s vision and appears to offer major opportunities for further technology development and creation of intellectual property through the University of Oklahoma, to which 3DIcon will have exclusive world-wide rights.

The research team at OU has been working to integrate open source image capture applications as well as to establish 3D image capture systems.

We continue to build intellectual property through the University of Oklahoma, to which 3DIcon has exclusive rights and engage in product research and development both directly related to the display as well as by-product technologies.

Current Activities and Operations

Currently the Company is pursuing the research and development of volumetric 3-D display technology through the Sponsored Research Agreement (SRA) with the University of Oklahoma (OU). Our efforts are focused on multiple technological approaches, two of which are being further developed into proof-of-concept demonstration systems:

(a) Swept Volume Display Technology

(b) An alternate approach to the volumetric display in which certain media, such as nano-particles in a transparent or semi-transparent medium to produce an innovative “volumetric projection screen or projection space”. This, in addition to existing and rapidly evolving image projection technologies, such as DLP technology from Texas Instruments, are being innovatively incorporated to produce full-color, full-motion 3D visualization, and in harmony with 3DIcon’s vision for product development.

The Company has expanded the scope of the initial SRA with OU to include the research and prototype development of the volumetric displays using nanotechnology.

The OU team has made significant progress in the development of a proof-of-concept demonstration unit for the Swept Volume Display and the University has demonstrated a stage I Swept Volume volumetric display in the third quarter of 2007 that renders full color volumetric 3D images. . The research team is now aiming to create the second stage demonstration prototype that aims to improve certain aspects as well as demonstrate additional embodiments as claimed in the patent filing.

Under the scope of the revised SRA, OU has assigned a second multi-disciplinary team to focus on the development of light sensitive nano-materials (up-conversion materials), the medium for dispersion of the up-conversion materials and the optics using digital micro-mirror devices including the controls thereof.

Progress on Research and Development Activities

Under the aegis of the SRA, the University has filed the following Utility Patent Applications. The Utility Patents have been converted and consolidated from the previously filed Provisional Applications.

Description of Provisional Patent	Description of Utility Patent
Application as filed	Application Filing (Combined)	Date of Filing
Swept Volume Display	Swept Volume Display	9/27/2006

Colorful Translation Light Surface 3D Display	Light Surface Display for
Colorful Translation 3D Volumetric Display	Rendering Three-Dimensional	4/25/2007
3D Light Surface Display	Image (Combined)

Volumetric Liquid Crystal Display	Volumetric Liquid Crystal Display
	for Rendering Three-Dimensional	4/25/2007
Volumetric Liquid Crystal Display	Image (Combined)

Computer System Interaction with DMD	Utility Patent Application to be	1/29/2007
	filed	(Provisional)

Further, we are taking steps to explore areas that may be related to assist in the protection of intellectual property assets. In addition, we have begun the process of applying for trademarks related to our 3-D technologies.

Our research and development objectives for the 2008 calendar year are as follows. The work will mainly be done by researchers, faculty and selected graduate or doctoral level students at the University of Oklahoma with oversight by 3DIcon personnel:

I. Swept Volume Display

•	Provide Stage II of Swept Volume demonstration of technology as described above by end of 2007 or early 2008

•	Investigate alternate image pane technologies (3 Color LED; OLED) by end of 2007;

•	Demonstrate increased RPM capability

•	Create “opacity” also understood as “blocking” or “directionality”

II. Static Volumetric Display and Nano-materials

•	Develop green-color nano-size up-conversion materials;

•	Commence work on development of blue nano-size up-conversion materials

•	Synthesize near transparent projection medium suitable for dispersion of nano-particles

•	Demonstrate transparent projection material , dispersed with nano-particles - 1st color

III. By-Product Technologies

•	Commercially release DMD Control Software for DMD/DLP® Application development markets.

Hiring of Senior Management Officer

On May 1, 2007 the Company hired Mr. Vivek Bhaman as President and Chief Operating Officer. Mr. Bhaman has over 15 years of global experience, including experience with start-up and development companies in the high technology fields. The employment contract is valid for a period of one year and is renewable at the end of the period.

Financial Condition, Liquidity and Capital Resources

Management remains focused on controlling cash expenses. We recognize our limited cash resources and plan our expenses accordingly. We intend to leverage stock-for-services wherever possible. The operating budget consists of the following expenses:

•
Research and development expenses pursuant to our Sponsored Research Agreement with the University of Oklahoma.
This includes development of an initial demonstrable prototype and a second prototype with for static volume technology;

•	Operating expenses: salaries; insurance; investor related expenses; rent; travel etc.

•	Hiring executive officers for operations and finance

•	Professional fees for accounting and audit; legal services for securities and financing; patent research and protection;

Our independent registered public accountants, in their audit report accompanying our financial statements for the year ended December 31, 2006, expressed substantial doubt about our ability to continue as a going concern due to our status as a development stage organization with insufficient revenues to fund development and operating expenses.

The Company has been actively engaged in efforts to raise additional capital through sale of stock as well as instruments of debt to fund our ongoing research and operational costs. Management expects to continue to seek sources of capital from financial institutions as well as private capital. Additionally, we intend to explore the possibility of acquiring research funding from the government.

As of September 30, 2007, our accounts payable totaled $512,699 and we had a working capital deficit of $859,695. We will need to obtain additional capital in order to sustain our operations beyond September 30, 2007. However, there can be no assurance that that any additional financing will become available to us, and if available, on terms acceptable to us.

On November 1, 2006, we modified the SRA to provide $125,259 additional funding, extend the term of the agreement through March 31, 2007, and revise the payment schedule to combine the July 15, 2006 remaining balance due of $226,792 with the additional funding into a revised payment schedule. Under the terms of the agreement, we agreed to pay the combined remaining obligation of $352,051 in four equal monthly installments of $88,013 on December 31, 2006 through March 31, 2007.

On February 23, 2007 we entered into a SRA with the University (Phase III) which expires March 31, 2010. Under this agreement the University will conduct a research project entitled “3-Dimensional Display Development” that seeks to make significant progress in the development of 3-dimensional display technologies. The Company will pay the University $3,468,595 payable in monthly installment ranging from $92,263 to $112,777 beginning April 30, 2007 and ending March 31, 2010.

Financings

Secured Debentures Payable

We issued convertible debentures aggregating $160,000 during 2005 and issued an additional $125,000 during 2006 at par value for cash. The debentures bear interest at 8% per annum, and are due no later than December 31, 2007. The Company may prepay without penalty all of the outstanding principal amount and accrued interest. Upon receiving notice of our intent to prepay, holders of the debentures may convert the principal amount due to common stock at the rate of one share of common stock for each $.05 of principal amount converted. Upon conversion, we will be required to pay all accrued interest. During 2007 and the year ended December 31, 2006 debentures totaling $125,000 and $160,000 were converted to 5,700,000 shares of common stock, which redeemed all of these debentures.

Unsecured debentures payable

During the third quarter of 2006 we authorized the issuance of unsecured convertible debentures aggregating $800,000. As of December 31, 2006 we had issued $430,000 of these debentures at par value for cash. The debentures bear interest at 8% per annum, are convertible to common shares at $0.40 per share and were due no later than March 31, 2007. At our option, interest may be paid in cash or common stock, valued at the bid price on the day immediately prior to the date paid. The unsecured debentures payable required that a registration statement be filed and declared effective no later than March 1, 2007. As a registration statement was not declared effective as of March 01, 2007, we were in default and the debentures were eligible for conversion at $0.05 per share. During the second quarter of 2007 $275,000 was converted to 5,500,000 shares at $0.05 par and the remaining $155,000 was converted to 3,100,000 shares at $0.05 per share during the third quarter of 2007.

Golden Gate Debentures

On November 3, 2006, we issued two 6 ¼% convertible debentures to Golden Gate Investors, Inc. each in a principal amount of $1,250,000. Of this amount, Golden Gate initially provided us with $125,000. Golden Gate was required to and has provided us with an additional $312,500 upon effectiveness of the registration statement. Following the declaration of effectiveness of the registration statement, the aggregate sum of $812,500 has been placed in escrow, which is to be release at a rated of $200,000 per month on the first day of each month, beginning with the second month following the effective date of the registration statement, subject to certain conditions as provided in the Purchase Agreement. The escrow agent has released $200,000 monthly on the 1st of the month for September, and October 2007. Golden Gate converted the $801, 028.96 to 2,840,909 common shares of the Company. Since insufficient registered shares are available for conversion against the remaining principal balance, the Company shall be required to register such additional shares.

The $100,000 debenture, as amended, bears interest at 4 ¾ %, matures five years from the date of issuance, and is convertible into our common stock, at Golden Gate’s option. The $100,000 convertible debenture is convertible into the number of our shares of common stock equal to the dollar amount of the debenture divided by the conversion price. The conversion price for the $100,000 convertible debenture is the lesser of (i) $4.00, (ii) 80% of the average of the five lowest volume weighted average prices during the twenty (20) trading days prior to the conversion (the 80% figure is known as the “ Discount Multiplier ” ). If Golden Gate elects to convert a portion of the debenture and, on the day that the election is made, the volume weighted average price is below $1.00, 3DIcon shall have the right to prepay that portion of the debenture that Golden Gate elected to convert, plus any accrued and unpaid interest, at 135% of such amount. The $1.00 figure shall be adjusted, on the date that is one year after the closing date and every six months thereafter (“Adjustment Dates”), to a price equal to 65% of the average of the current market prices for the fifteen Trading Days prior to each Adjustment Date.

In connection with the $100,000 debenture, we issued to Golden Gate warrants to purchase 1,000,000 shares of our common stock at an exercise price of $10.90.

The $1.25 million debenture bears interest at 6 ¼%, matures three years from the date of issuance, and is convertible into our common stock, at Golden Gate’s option. The $1.25 million convertible debenture is convertible into the number of our shares of common stock equal to the dollar amount of the debenture divided by the conversion price. The conversion price for the $1.25 million convertible debenture is the lesser of (i) $2.00, (ii) 70% of the average of the five lowest volume weighted average prices during the twenty (20) trading days prior to the conversion (the 70% figure is known as the “ Discount Multiplier ” ). If Golden Gate elects to convert a portion of the $1.25 million debenture and, on the day that the election is made, the volume weighted average price is below $0.75, 3DIcon shall have the right to prepay that portion of the debenture that Golden Gate elected to convert, plus any accrued and unpaid interest, at 135% of such amount.

Interest on our at 6 ¼ % convertible debentures is payable monthly in cash or, at Golden Gate’s option, in shares of common stock of the Company valued at the then applicable conversion price.

Golden Gate Bridge Finance

To obtain funding for ongoing operations, the Company entered into a Bridge Financing Agreement with Golden Gate which closed on June 11, 2007 (the “Financing Agreement”), for the sale of a 9.75% convertible debenture in the principal amount of $700,000. Pursuant to the Financing Agreement, the Company agreed to file a registration statement with the SEC within three days of closing for the resale of the common stock underlying the initial $1.25 million convertible debenture.

The 9.75% debenture may be converted, at Golden Gate’s option, in whole or in part, into restricted shares of the Company’s common stock. The conversion price is equal to 72% of the average of the five lowest volume weighted average prices for the common stock for the 20 trading days prior to the conversion date. The convertible debenture matures June 11, 2008; subject to an option held by Golden Gate to extend the maturity for one period of six months. Interest on the convertible debenture is payable monthly in cash.

In addition to standard default provisions concerning timeliness of payments, delivery and notifications, the following events shall accelerate the maturity date of the Debenture, and all outstanding principal and accrued and unpaid interest along with $250,000 in liquidated damages, all becoming immediately due and payable:

1. The common stock of the Company trades at a price per share of $0.21 or lower, regardless of whether the trading price subsequently is higher than $0.21 per share; or

2. Any scheduled monthly payment of interest under the Debenture is more than one day late.

3. A default or event of default (subject to applicable grace or cure period) under any Transaction Documents or Material Lease, document or instrument to which the Company is obligated and not covered in (4) below.

4. The Company is in default of its obligations under any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced by indebtedness for borrowed money or money due under any long term leasing or factoring arrangement of the Company in an amount exceeding S250,000, that (a) involves an obligation greater than now exists and (b) results in such indebtedness being declared due and payable prior to the date on which it would otherwise become due and payable.

5. Any monetary judgment, writ or similar final process is filed or entered against the Company or any subsidiary thereof or any of their respective property or other assets for more than $250,000 and such judgment, writ or final process remains unvacated, unstayed or unabandoned for a period of 45 calendar days.

The 9.75% Debenture is secured by the pledge of 11 million shares of common stock held by affiliates in the Company (the “Pledged Shares”). Such shares shall have been held by the Pledgors for a period of not less than two years. In the event of a default and the Company has not repaid all outstanding principal and accrued and unpaid interest, along with the liquidated damages of $250,000 within one day of default, Golden Gate shall have the right to immediately sell the Pledged Shares in satisfaction of any amounts of principal and interest owing under the Debenture. Golden Gate shall only sell such amount of Pledged Shares to satisfy any principal and accrued interest, along with $250,000 in liquidated damages and shall return unsold shares to the Pledgors.

Stock Incentive Plan

In August 2007 the Company established the 3DIcon Corporation 2007 Incentive Stock Plan (the "Plan").  The plan is designed to (i) retain directors, executives and selected employees and consultants and reward them for making major contributions to the success of the Company and (ii) to retain selected consultants who will accept options in lieu or partially in lieu of cash compensation. These objectives are accomplished by making long-term incentive awards under the Plan thereby providing Participants with a proprietary interest in the growth and performance of the Company. The total number of shares of stock which may be purchased or granted directly by options, stock awards or restricted stock purchase offers, or purchased indirectly through exercise of options granted under the Plan shall not exceed eight million (8,000,000) shares.

Independent Consultant Agreement

The Company signed an Independent Consultant Agreement with Concordia Financial Group (“Concordia”) on August 7, 2007 to memorialize an oral agreement for consultant services that Concordia performed from November 16, 2005, through October 31, 2007. Under the terms of the agreement the Company paid a monthly fee of $24,820 on August 31, September 30 and October 31, 2007 totaling $74,460. As additional consideration for business strategy consulting services, the Company shall grant Concordia options to purchase Company stock for an exercise price of $0.05 per share as follows:

(a)	Between January 1, 2007 and March 31, 2007, the option to purchase 2.5 million shares of Company stock, which options were issued in the first quarter of 2007. ; and

(b)	Between June 1, 2007 and October 31, 2007, the option to purchase 2.5 million shares of company stock, which options were issued in October 2007.

The agreement terminated on October 31, 2007.

Off Balance Sheet Arrangements

3DIcon does not engage in any off balance sheet arrangements that are reasonably likely to have a current or future effect on our financial condition, revenues, results of operations, liquidity or capital expenditures.

Significant Accounting Policies

Research and Development Costs

Statement of Accounting Standards No. 2, “Accounting for Research and Development Costs,” requires that all research and development costs be expensed as incurred. Until we have developed a commercial product, all costs incurred in connection with the Sponsored Research Agreement with the University of Oklahoma, as well as all other research and development costs incurred, will be expensed. After a commercial product has been developed, we will report costs incurred in producing products for sale as assets, but we will continue to expense costs incurred for further product research and development activities.

Stock-Based Compensation

Since its inception 3DIcon has used its common stock, or warrants to purchase its common stock, as a means of compensating our employees and consultants. Statement of Financial Accounting Standards No. 123(R), “Share Based Payments,” requires us to estimate the value of securities used for compensation and to charge such amounts to expense over the periods benefited. In August of 2007, the Board of Directors of the Company adopted the 2007 Incentive Stock Plan.

Subsequent Events:

•
The Company has dismissed the action filed against Andrew Stack and Lion Capital Holdings, subsequently amended to name Joseph Padilla and John R. Shrewder also as defendants. No counterclaims were filed

•
The Company has appointed Mr. Lawrence Field to the Board of Directors, replacing Mr. Philip Suomu who has resigned from the Board as well as from all other offices. Mr. Vivek Bhaman, has been appointed as the Treasurer

•	The company has appointed Mr. Victor Keen to the Board of Directors in November 2007.

•	The research at Oklahoma University demonstrated the first version of the Swept Volume Display, rendering volumetric full color images

•	In July 2007, the company’s shares began trading on the OTC Bulletin Board

•
Pursuant to a Subscription Agreement dated October 12, 2007, 3DIcon sold 1,188,959 of its restricted shares of the Company’s common stock, $0.0002 par value (the “Common Stock”), at a per share price equal to 75% of the average of the Average Closing Price during the five (5) days prior to the Signing Date ($0.31 per share) and warrants to purchase 594,482 shares of its common stock at a price of $.40 per share from October 12, 2007 through October 11, 2008, and .50 per shares from October 12, 2008 though October 11, 2009 (the “Warrants”) to 2 accredited individuals. The Warrants terminate on October 11, 2009. The Company received gross proceed of $280,000 from the sale of the aforementioned securities.

•
The Company amended its Bylaws. The amendment to the Bylaws provided that the Annual Meeting of the Company is to be held during the months of May, June or July or as designated by the Board of Directors. In addition, the amendment to the Bylaws created two additional positions on the Board of Directors. The company had earlier, on April 29, 2007 amended the bylaws to add the offices of CEO and COO.

•	The Company has released the beta version of Pixel Precision, a software tool for to assist researchers and developers engaged in the creation of DMD based applications and/or research

Recent Accounting Pronouncements:

In June 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48 , Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109 (FIN 48). This interpretation clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with FASB Statement No. 109 , Accounting for Income Taxes. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. It also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company adopted FIN 48 beginning January 1, 2007, as required, with no effect on its financial statements.

In September 2006, the FASB issued SFAS No. 157 , Fair Value Measurements ("SFAS 157"). This statement defines fair value, establishes a framework for measuring fair value in GAAP, and expands disclosures about fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact of adopting SFAS 157 on its financial condition and results of operations.

In February 2007, FASB issued Statement of Financial Accounting Standards SFAS No. 159 , The Fair Value Option for Financial Assets and Financial Liabilities - including an amendment of FASB Statement No. 115 (“ SFAS No. 159”) This statement permits entities to choose to measure many financial instruments and certain other items at fair value. The objective of the statement is to provide entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS No. 159 is effective as of the beginning of an entity’s fiscal year beginning after November 15, 2007. SFAS No. 159 is not expected to significantly impact the Company’s financial statements.

On December 4, 2007, the FASB issued SFAS No. 141(R), “Business Combinations,” and SFAS No. 160, “Accounting and Reporting of Noncontrolling interest in Consolidated Financial Statements, an amendment of ARB No. 51” (SFAS No. 160). These new standards will significantly change the financial accounting and reporting of business combination transactions and noncontrolling (or minority) interests in consolidated financial statements. We will be required to adopt SFAS No.141(R) and 160 for business combinations and noncontrolling interests on or after December 15, 2008 (2009 for us).

LEGAL PROCEEDINGS

Other than as set forth below, 3DIcon is not a party to any pending legal proceeding, nor is its property the subject of a pending legal proceeding, that is not in the ordinary course of business or otherwise material to the financial condition of 3DIcon's business.

On April 17, 2006, 3DIcon filed an action in the District Court of Tulsa County, Oklahoma, against Andrew Stack and Lion Capital Holdings, Inc. stating claims for fraudulent inducement, breach of contract, unjust enrichment, breach of fiduciary duty, conversion, violation of the Oklahoma Deceptive Trade Practices Act and state securities fraud, breach of an accord. On October 4, 2006, 3DIcon amended its Petition to name Joseph Padilla and John R. Shrewder as defendants.  Claims for civil conspiracy, fraud, deceit, constructive fraud, accounting, restitution, injunctive relief, constructive trust, piercing the corporate veil, malpractice and violation of the Oklahoma Consumer Protection Act were added to the lawsuit. No counterclaims were filed. At our request this action has since been dismissed.

MANAGEMENT

The following table sets forth current information regarding our executive officers, senior managers and directors:

Name	Age	Position
Martin Keating	65	Chief Executive Officer, Director
Vivek Bhaman	41	President, Chief Operating Officer
Lawrence Field	47	Director
John O’Connor	52	Director
Victor F. Keen	66	Director

Martin Keating has been the President, Chief Executive Officer and a director of 3DIcon since 1998. Previously, Mr. Keating organized and managed private placement limited partnerships, ranging from real estate development to motion picture financing. Mr. Keating was also general counsel and director of investor relations for CIS Technologies, then a NASDAQ company. Mr. Keating is an attorney licensed to practice law in Oklahoma and Texas.

Vivek Bhaman has been the President and Chief Operating Officer of 3DIcon since May 2007. He has held leadership positions in VeriFone, Hewlett-Packard, and with global media giants Omnicom Group and the Interpublic Group. His experience includes consumer and business technologies such as cell phones and secure e-commerce transaction systems for Verifone/HP, where he was responsible for launching and managing the Asia-Pacific operations of the Electronic Commerce division. His involvement extended from development to marketing/sales. Prior to joining 3DIcon, Mr. Bhaman successfully led the startup and marketing operations for an enterprise-software technology company, including its acquisition of marquee customers Walt Disney, Southern California Edison, and Freeman Group. Mr. Bhaman holds a Bachelors Degree in Engineering and an MBA with specializations in Marketing and Finance.

Mr. Lawrence Field was appointed to the Board of Directors of 3DIcon Corporation in October 2007. Mr. Field is the cofounder, along with Charles Stephenson, Jr., and managing director of Regent Private Capital LCC, an investment management firm that invests globally through offices in New York City and Tulsa. Prior to co-founding Regent, Mr. Field was vice president of Capital Advisors, Inc., an investment management firm. Mr. Field holds a B.S. degree from the University of Texas at Austin.

John O’Connor has been a director of 3DIcon since October 2006. Since 1981, Mr. O’Connor has practiced law in Oklahoma, concentrating in the areas of corporate and commercial law. Mr. O’Connor served as President of the law firm of Newton, O’Connor, Turner & Ketchum from 2001 to 2005 and has served as its Chairman from 2001 to present.

Mr. Victor F. Keen was appointed to the Board of Directors of 3DIcon Corporation in November 2007. Until March 1, 2007, Mr. Keen served as the chair of the Tax Practice Group at Duane Morris. He is currently of counsel to the firm. Mr. Keen has served on the board of directors of Research Frontiers, Inc. (“Research Frontiers”) for over 10 years. He has been chair of the compensation committee of Research Frontiers for the last 5 years.

Director Compensation

The directors of the Company did not receive any compensation during the fiscal year ended December 31, 2006.

Employment Agreement

On April 29, 2007, Vivek Bhaman and the Company entered into an employment agreement (the “Bhaman Agreement”) pursuant to which Mr. Bhaman agreed to serve as the Company’s President and Chief Operating Officer. The Bhaman Agreement contains the following terms:

•	base salary of $250,000;

•
bonus for calendar year 2007 equal to 25% of the base salary, payable on or before March 15, 2008 (the “Payment Date”) if the Company books revenue of $500,000 for calendar year 2007 and Bhaman is an employee of the Company on the Payment Date;

•	bonus beyond calendar year 2007 shall be in the discretion of the Board of Directors;

•	participation in employee benefit plans and programs of the Company; and

•	reimbursement of reasonable expenses

The term of the Bhaman Agreement is one year commencing on May 1, 2007 and will automatically extend for successive one year periods unless otherwise terminated by Bhaman or the Company upon 30 days notice.

Audit Committee

We do not have a separately designated standing audit committee.

Code of Ethics

We have not adopted a Code of Ethics and Business Conduct for Officers, Directors and Employees that applies to all of our officers, directors and employees.

EXECUTIVE COMPENSATION

The following table summarizes all compensation paid by the Company with respect to the fiscal years ended December 31, 2006 and 2005 for the Chief Executive Officer and all other executive officers whose total cash compensation exceeds $100,000 in the fiscal years ended December 31, 2006 and 2005.

SUMMARY COMPENSATION TABLE

Name & Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Martin Keating CEO	2006	90,000	-	-	-	-	-	-	90,000
	2005	90,000	-	(1)14,792	-	-	-	-	104,792
	2004	90,000	-	(1) 1,980	-	-		-	91,980

1)   The Company issued 7,880,000 and 1,980,000 shares of common stock at various dates throughout 2005 and 2004, respectively, to its President and Chief Executive Officer for services rendered. The shares issued were valued at the closing price of the stock on or previous to the date of issuance less a 50% discount due to the restrictive nature of the stock, a 50% discount for lack of earnings or sales consistency of the Company, a 50% discount due to the dollar and share volume of sales of the Company's securities in the public market, and an additional 35% discount due to the trading market in which the Company's securities are sold. The shares issued to directors are valued using the same discount structure as the other common stock issued for services transactions, and ranged from $.0002 to $.0074 during 2005 and $.001 to $.014 during 2004. The Company recognized $14,792 and $1,980 in compensation expense in 2005 and 2004, respectively, related to these transactions.

Option Grants in the Last Fiscal Year

None.

Aggregate Option Exercises In Last Fiscal Year and Fiscal Year End Option Values

None.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table indicates beneficial ownership of our common stock as of December 27, 2007 by each person or entity known by us to beneficially own more than 5% of the outstanding shares of our common stock; each of our executive officers and directors; and all of our executive officers and directors as a group. Unless otherwise indicated, the address of each beneficial owner listed below is c/o 3DIcon Corporation, 7507 S. Sandusky, Tulsa, Oklahoma 74136.

	Number of Shares Beneficially		Percentage
Name of Beneficial Owner	Owned	Class of Stock	Outstanding (1)
Martin Keating (2)	41,848,474	Common	34.4%
Judy Keating (2)	41,848,474	Common	34.4%
Victor F. Keen (6)	5,206,667	Common	4.3%
Lawrence Field (4)	3,771,660	Common	3.0%
John O’Connor (3)	710,000	Common	*
Vivek Bhaman (5)	100,000	Common	*
All directors and executive officers as a group (4 persons)	51,636,801		42.4%

*	less than 1%

(1)
Applicable percentage ownership is based on 121,788,008 shares of common stock outstanding as of December 27, 2007. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Options to acquire shares of common stock that are currently exercisable or exercisable within 60 days of December 27, 2007 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2)	Represents (i) 38,977,452 shares of common stock owned by Mr. Keating and (ii) 1,906,272 shares of common stock owned by Mrs. Keating.

(3)
Represents (i) 110,000 shares of common stock owned by Mr. O’Connor and (ii) 100,000 shares of common stock owned by the John M. and Lucia D. O’Connor Revocable Living Trust over which Mr. O’Connor has voting and investment control.

(4)	Represents (i) 2,146,680 shares of common stock owned by Regent Private. Capital of which Mr. Lawrence Field is a principal and managing director. Mr. Field disclaims any beneficial ownership of these shares and (ii) 1,625,000 stock options

(5)	Represents 100,000 stock options

DESCRIPTION OF SECURITIES BEING REGISTERED

The securities being offered are shares of common stock. Our authorized capital includes 250,000,000 shares of common stock, $0.0002 par value per share.

Holders of shares of common stock are entitled to one vote per share on all matters submitted to a vote of the shareholders. Shares of common stock do not have cumulative voting rights.

Holders of record of shares of common stock are entitled to receive dividends when and if declared by the board of directors. To date, the Company has not paid cash dividends. The Company intends to retain any earnings for the operation and expansion of its business and does not anticipate paying cash dividends in the foreseeable future.

Any future determination as to the payment of cash dividends will depend on future earnings, results of operations, capital requirements, financial condition and such other factors as the board of directors may consider.

Upon any liquidation, dissolution or termination of the Company, holders of shares of common stock are entitled to receive a pro rata distribution of the assets of the Company after liabilities are paid.

Holders of common stock do not have pre-emptive rights to subscribe for or to purchase any stock, obligations or other securities of 3DIcon.

PLAN OF DISTRIBUTION

The selling stockholder and any of its pledgees, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately-negotiated transactions;

•	broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

•	through the writing of options on the shares

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholder may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. The selling stockholder shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The selling stockholder or its pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholder and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholder cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholder. The selling stockholder and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be "underwriters" as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholder, but excluding brokerage commissions or underwriter discounts.

The selling stockholder, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

The selling stockholder may pledge its shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholder and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholder or any other such person. In the event that the selling stockholder is deemed affiliated with purchasers or distribution participants within the meaning of Regulation M, then the selling stockholder will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In regards to short sells, the selling stockholder is contractually restricted from engaging in short sells. In addition, if such short sale is deemed to be a stabilizing activity, then the selling stockholder will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

We have agreed to indemnify the selling stockholder, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the selling stockholder or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect of such liabilities.

If the selling stockholder notifies us that it has a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholder and the broker-dealer.

SELLING STOCKHOLDERS

The table below sets forth information concerning the resale of the shares of common stock by the selling stockholder. We will not receive any proceeds from the resale of the common stock by the selling stockholder. We will receive proceeds from the exercise of the warrants. Assuming all the shares registered below are sold by the selling stockholder, it will not continue to own any shares of our common stock.

The following table also sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.

Name	Total Shares of Common Stock Issuable Upon Conversion of Debenture		Total Percentage of Common Stock, Assuming Full Conversion	Shares of Common Stock Included in Prospectus (1)	Beneficial Ownership Before the Offering*	Percentage of Common Stock Owned Before Offering*	Beneficial Ownership After the Offering (4)	Percentage of Common Stock Owned After Offering (4)
Golden Gate	6,500,000	(3)	5.3%	Up to	200,000	**	-	-
Investors, Inc. (2)				6,500,000
				shares of
				common stock

*
These columns represents the aggregate maximum number and percentage of shares that the selling stockholder can own at one time (and therefore, offer for resale at any one time) due to their 9.9% limitation.

* *	Less than 1%

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares, which the selling stockholder has the right to acquire within 60 days. The actual number of shares of common stock issuable upon the conversion of the convertible debentures is subject to adjustment depending on, among other factors, the future market price of the common stock, and could be materially less or more than the number estimated in the table.

(1)
Includes a good faith estimate of the shares issuable upon conversion of the convertible debentures based on current market prices. Because the number of shares of common stock issuable upon conversion of the convertible debenture is dependent in part upon the market price of the common stock prior to a conversion, the actual number of shares of common stock that will be issued upon conversion will fluctuate daily and cannot be determined at this time. The actual number of shares of common stock offered in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon conversion of the convertible debenture by reason of any stock split, stock dividend or similar transaction involving the common stock, in accordance with Rule 416 under the Securities Act of 1933. In addition, on June 11, 2007 the Company issued a 9.75% convertible debenture to the selling shareholder. Such issuance could potentially increase the number of shares beneficially owned. However the selling stockholder has contractually agreed to restrict their ability to convert their convertible debenture or exercise their warrants and receive shares of our common stock such that the number of shares of common stock held by them in the aggregate and their affiliates after such conversion or exercise does not exceed 9.99% of the then issued and outstanding shares of common stock as determined in accordance with Section 13(d) of the Exchange Act. Accordingly, the number of shares of common stock set forth in the table for the selling stockholder exceeds the number of shares of common stock that the selling stockholder could own beneficially at any given time through their ownership of the convertible debenture and the warrants. In that regard, the beneficial ownership of the common stock by the selling stockholder set forth in the table is not determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

(2)
The selling stockholder is an unaffiliated third party. In accordance with rule 13d-3 under the Securities Exchange Act of 1934, Norman Lizt may be deemed a control person of the shares owned by the selling stockholder.

(3)	Includes 2,250,000 shares of common stock underlying the First Debenture and 4,250,000 shares of common stock underlying the Second Debenture.

(4)
Assumes that all securities registered will be sold, which does not represent all of the shares of common stock potentially issuable upon conversion of the convertible debenture held by Golden Gate at current market prices.

Terms of Securities Purchase Agreement

To obtain funding for our ongoing operations, we entered into a Securities Purchase Agreement with Golden Gate Investors, Inc. (“Golden Gate”) on November 3, 2006, as amended on December 15, 2006 (the “Purchase Agreement”), for the sale of a 6 ¼% convertible debenture of the Company in the principal amount of $1,250,000 (the “First Debenture”). Pursuant to the Purchase Agreement, at such time as the principal balance of this debenture is less than $400,000, the Company shall have the option to require Golden Gate to purchase a second debenture, also in the principal amount of $1,250,000 (the “Second Debenture”).

Golden Gate provided us with $125,000 upon execution of the Purchase Agreement. Pursuant to the Purchase Agreement, Golden Gate is required to provide us with an additional $312,500 upon effectiveness of the registration statement of which this prospectus is a part. $812,500 was wired to the escrow agent, who is releasing $200,000 on the first day of each month, beginning with the second month following the effective date of the registration statement. As of December 27, 2007, an aggregate of $400,000 has been released from escrow to the Company.

The First Debenture bears interest at 6 .25%, and is convertible into our common stock, at the selling stockholder’s option. The First Debenture matures three years from the date of issuance. Interest on the First Debenture is payable monthly in cash or, at Golden Gate’s option, in shares of common stock of the Company valued at the then applicable conversion price. The First Debenture is convertible into the number of our shares of common stock equal to the dollar amount of the debenture divided by the conversion price. The conversion price for the first Debenture is the lesser of (i) $2.00 or (ii) 70% of the average of the five lowest volume weighted average prices during the twenty (20) trading days prior to the conversion. Accordingly, there is in fact no limit on the number of shares into which the First Debenture may be converted over time. If Golden Gate elects to convert a portion of the debenture and, on the day that the election is made, the volume weighted average price is below $0.75, 3DIcon shall have the right to prepay that portion of the debenture that Golden Gate elected to convert, plus any accrued and unpaid interest, at 135% of such amount.

The securities purchase agreement has been amended (“Amendment No. 2”) to provide that the issuance of the Second Debenture was now at our option, rather than as of right. In addition, we agreed to amend the securities purchase agreement, the debenture, the registration rights agreement and Amendment No. 1 to extend the deadline for effectiveness of the registration statement until January 1, 2008 and to provide for fixed conversion prices on all three debentures until such time as our common stock is quoted on the OTCBB or is otherwise listed and trading on NASDAQ or a national securities exchange. The conversion price of the initial $1.25 million debenture, as amended, was $0.35 per share until our common stock was listed on the OTCBB and since our shares have been listed on the OTCBB, it is the lesser of (i) $2.00 or (ii) 70% of the average of the five lowest Volume Weighted Average Prices during the twenty (20) days prior to the conversion. The conversion price of the second debenture, as amended, is the lesser of (i) $2.00 or (ii) 90% of the average of the five lowest Volume Weighted Average Prices during the twenty (20) days prior to the conversion. The conversion price on the Third Debenture, as amended, is the lesser of (i) $2.00 or (ii) 80% of the average of the five lowest Volume Weighted Average Prices during the twenty (20) days prior to the conversion.

Pursuant to the terms of the Purchase Agreement, on October 24, 2007, at such time as the principal balance of the First Debenture was less than $400,000, the Company provided Golden Gate with written notice that it desired to require Golden Gate to purchase the Second Debenture. On November 21, 2007, the Company issued and sold a convertible note in the principal amount of $1,250,000 to Golden Gate. Pursuant to the terms of the Second Debenture, Golden Gate may, at their election, convert all or a part of the Second Debenture into shares of the Company’s common stock at a conversion rate equal to the lesser of $2.00 or (ii)90% of the average of the five (5) lowest volume weighted average prices during the twenty (20) trading days prior to Golden Gate’s election to convert. Accordingly, there is in fact no limit on the number of shares into which the Second Debenture may be converted over time. If Golden Gate elects to convert a portion of the debenture and, on the day that the election is made, the volume weighted average price is below $0.75, 3DIcon shall have the right to prepay that portion of the debenture that Golden Gate elected to convert, plus any accrued and unpaid interest, at 135% of such amount.

Terms of the $100,000 Convertible Debenture

On November 3, 2006, we also issued to Golden Gate a 4.75% convertible debenture in a principal amount of $100,000 (the “Third Debenture”) and warrants to purchase 1,000,000 shares of our common stock at an exercise price of $10.90. The $100,000 convertible debenture matures five years from the date of issuance. Interest on our 4.75% convertible debentures is payable monthly in cash or, at Golden Gate’s option, in shares of common stock of the Company valued at the then applicable conversion price The conversion price for the $100,000 convertible debenture is the lesser of (i) $4.00, or (ii) 80% of the average of the five lowest volume weighted average prices during the twenty (20) days prior to the conversion. Accordingly, there is in fact no limit on the number of shares into which the $100,000 Convertible Debenture may be converted over time. If Golden Gate elects to convert a portion of the debenture and, on the day that the election is made, the volume weighted average price is below $1.00, 3DIcon shall have the right to prepay that portion of the debenture that Golden Gate elected to convert, plus any accrued and unpaid interest, at 135% of such amount.

Bridge Financing

To obtain funding for ongoing operations, the Company entered into a Bridge Financing Agreement with Golden Gate which closed on June 11, 2007 (the “Financing Agreement”), for the sale of a 9.75% convertible debenture in the principal amount of $700,000. Pursuant to the Financing Agreement, the Company agreed to file a registration statement with the SEC within three days of closing for the resale of the common stock underlying the initial $1.25 million convertible debenture.

The debenture may be converted, at our option, in whole or in part, into restricted shares of our common stock. The conversion price is equal to 72% of the average of the five lowest volume weighted average prices for the common stock for the 20 trading days prior to the conversion date. The convertible debenture matures June 11, 2007; subject to an option held by Golden Gate to extend the maturity for one period of six months. Interest on the convertible debenture is payable monthly in cash.

In addition to standard default provisions concerning timeliness of payments, delivery and notifications, any other event of default, as defined in the debenture, will accelerate the maturity date of the debenture, and all outstanding principal and accrued and unpaid interest along with $250,000 in liquidated damages, will become immediately due and payable. Such events of default include: failure to observe or perform material covenants of any notes; the making of a representation or warranty in any material agreement, report of financial statement; filing of a voluntary or involuntary proceeding for bankruptcy by us; a default under any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument; our common stock trades below $0.21 per share; we are a party to any Change of Control Transaction and agree to sell or dispose of all or in excess of 33% of its assets in one or more transactions (whether or not such sale would constitute a Change of Control Transaction) or shall redeem or repurchase more than ten percent (10%) of its outstanding shares of Common Stock or other equity securities of ours, we fail to deliver certificates following a conversion under the debenture within 3 days; or any monetary judgment, writ or similar final process shall be entered or filed against us or any Subsidiary or any of their respective property or other assets for more than $250,000, and such judgment, writ or similar final process shall remain unvacated, unabandoned or unstayed for a period of 45 calendar days.

The Debenture is secured by the pledge of 11 million shares of common stock held by affiliates of our (the “Pledged Shares”). Such shares shall have been held by the Pledgors for a period of not less than two years. In the event of a default and we have has not repaid all outstanding principal and accrued and unpaid interest, along with the liquidated damages of $250,000 within one day of default, Golden Gate shall have the right to immediately sell the Pledged Shares in satisfaction of any amounts of principal and interest owing under the Debenture. Golden Gate shall only sell such amount of Pledged Shares to satisfy any principal and accrued interest, along with $250,000 in liquidated damages and shall return unsold shares to the Pledgors.

This prospectus relates to the resale of the 2,250,000 shares of common stock remaining under the First Debenture and 4,250,000 shares of common stock underlying the Second Debenture.  Such amount represents approximately 9.2% of our "public float" or shares held by non-affiliates of our Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than as set forth below, during the last two fiscal years there have not been any relationships, transactions, or proposed transactions to which 3DIcon was or is to be a party, in which any of the directors, officers, or 5% or greater stockholders (or any immediate family thereof) had or is to have a direct or indirect material interest.

3DIcon has engaged the law firm of Newton, O’Connor, Turner & Ketchum as its outside corporate counsel since 2005. John O’Connor, a director of 3DIcon, is the Chairman of Newton, O’Connor, Turner & Ketchum.

During 2004, the Company issued 25,000,000 additional shares to the Company’s founder, President and Chief Executive Officer due to the reverse stock split in 2003 and the corporate reorganization that took place during 2004.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL
DISCLOSURE

Not applicable.

LEGAL MATTERS

Sichenzia Ross Friedman Ference LLP, New York, New York will issue an opinion with respect to the validity of the shares of common stock being offered hereby. Sichenzia Ross Friedman Ference LLP has received shares of the Company’s common stock issued as compensation for legal services.

EXPERTS

Tullius Taylor Sartain & Sartain LLP, Independent Registered Public Accountants, have audited, as set forth in their report thereon appearing elsewhere herein, our financial statements at December 31, 2006 and 2005 and for the years then ended that appear in the prospectus. The financial statements referred to above are included in this prospectus with reliance upon the auditors’ opinion based on their expertise in accounting and auditing.

AVAILABLE INFORMATION

We have filed a registration statement on Form SB-2 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of 3DIcon Corporation, filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

We are subject to the informational requirements of the Securities Exchange Act of 1934 which requires us to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected at public reference facilities of the SEC at 100 F Street N.E., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549 at prescribed rates. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC's Internet website at http://www.sec.gov.

FINANCIAL STATEMENTS

3DIcon CORPORATION
(A Development Stage Company)
BALANCE SHEETS
September 30, 2007
(Unaudited)

September 30,
2007
Assets
Current assets:
Cash	$197,696
Cash-restricted	433,750
Prepaid expenses	8,196

Total current assets	639,642

Property and equipment, net	11,303
Debt issue costs, net	153,002

Total assets	$803,947

Liabilities and Stockholders' Deficiency
Current liabilities:
Current maturities of convertible debentures payable	$700,000
Accounts payable	512,699
Debenture payable - related party	272,500
Accrued interest on debentures	14,138

Total current liabilities	1,499,337

Convertible debentures payable, less current maturities	597,507
Accrued interest on debentures	5,798
603,305

Total liabilities	2,102,642

Stockholders' deficiency:
Common stock; $.0002 par, 250,000,000 shares authorized and 119,605,591 shares issued and outstanding at September 30, 2007	23,921
Additional paid-in capital	4,651,084
Deficit accumulated during development stage	(5,973,700)

Total stockholders' deficiency	(1,298,695)

Total liabilities and stockholders' deficiency	$803,947

See notes to financial statements.

3DIcon CORPORATION
(A Development Stage Company)
STATEMENTS OF OPERATIONS
Three and Nine months ended September 30, 2007 and 2006 and period from inception (January 1, 2001) to September 30, 2007

	Three Months Ended September 30, 2007	Three Months Ended September 30, 2006	Nine Months Ended September 30, 2007	Nine Months Ended September 30, 2006	Inception to September 30, 2007
Income:
Sales	$-	$-	$-	$-	$-

Expenses:
Research and development	300,000	-	720,888	240,355	1,209,759
General and administrative	441,874	442,661	1,713,483	919,298	4,663,627
Interest	33,290	7,578	69,796	15,507	100,314

Total expenses	775,164	450,239	2,504,167	1,175,160	5,973,700

Net loss	$(775,164)	$(450,239)	$(2,504,167)	$(1,175,160)	$(5,973,700)

Loss per share:
Basic and diluted	$(.007)	$(.005)	$(.023)	$(.014)

Weighted average shares outstanding,
basic and diluted	116,688,048	92,826,569	108,011,614	85,603,920

See notes to financial statements.

3DIcon CORPORATION
(A Development Stage Company)
STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIENCY
Nine months ended September 30, 2007 and period
from inception (January 1, 2001) to September 30, 2007
(Unaudited)

				Deficit
				Accumulated
			Additional	During
	Common Stock		Paid-In	Development
	Shares	Par Value	Capital	Stage	Total
Balance, January 1, 2001 - as reorganized	27,723,750	$27,724	$193,488	$-	$221,212

Adjustment to accrue compensation earned but not recorded	-	-	-	(60,000)	(60,000)
Stock issued for services	2,681,310	2,681	185,450	-	188,131
Stock issued for cash	728,500	729	72,121	-	72,850
Net loss for the year	-	-	-	(259,221)	(259,221)
Balance, December 31, 2001	31,133,560	31,134	451,059	(319,221)	162,972

Adjustment to record compensation earned but not recorded	-	-	-	(60,000)	(60,000)
Stock issued for services	3,077,000	3,077	126,371	-	129,448
Stock issued for cash	1,479,000	1,479	146,421	-	147,900
Net loss for the year	-	-	-	(267,887)	(267,887)
Balance, December 31, 2002	35,689,560	35,690	723,851	(647,108)	112,433

Adjustment to record compensation earned but not recorded	-	-	-	(90,000)	(90,000)
Stock issued for services	15,347,000	15,347	-	-	15,347
Stock issued for cash	1,380,000	1,380	33,620	-	35,000
Reverse split 1:10	(47,174,904)	-	-	-	-
Par value $0.0001 to $0.0002	-	(51,369)	51,369	-	-
Net loss for the year	-	-	-	(51,851)	(51,851)
Balance, December 31, 2003	5,241,656	1,048	808,840	(788,959)	20,929

Additional Founders shares issued	25,000,000	5,000	(5,000)	-	-
Stock issued for services	24,036,000	4,807	71,682	-	76,489
Stock issued for cash	360,000	72	28,736	-	28,808
Warrants issued to purchase common stock at $.025	-	-	18,900	-	18,900
Warrants issued to purchase common stock at $.05	-	-	42,292	-	42,292
Stock warrants exercised	2,100,000	420	60,580	-	61,000
Net loss for the year	-	-	-	(617,875)	(617,875)
Balance, December 31, 2004	56,737,656	$11,347	$1,026,030	$(1,406,834)	$(369,457)

See notes to financial statements.

3DIcon CORPORATION
(A Development Stage Company)
STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIENCY (con't)
Nine months ended September 30, 2007 and period
from inception (January 1, 2001) to September 30, 2007
(Unaudited)

				Deficit
				Accumulated
			Additional	During
	Common Stock		Paid-In	Development
	Shares	Par Value	Capital	Stage	Total
Stock issued for services	5,850,000	$1,170	$25,201	$-	$26,371
Stock issued to settle liabilities	5,000,000	1,000	99,000	-	100,000
Stock issued for cash	1,100,000	220	72,080	-	72,300
Warrants issued to purchase common stock at $.025	-	-	62,300	-	62,300
Warrants issued to purchase common stock at $.05	-	-	140,400	-	140,400
Stock warrants exercised	5,260,000	1,052	172,948	-	174,000
Net loss for the year	-	-	-	(592,811)	(592,811)
Balance, December 31, 2005	73,947,656	14,789	1,597,959	(1,999,645)	(386,897)

Stock issued for services	4,700,000	940	205,597	-	206,537
Debentures converted	3,000,000	600	149,400	-	150,000
Stock issued for cash	200,000	40	16,160	-	16,200
Warrants issued to purchase
common stock at $.025	-	-	18,400	-	18,400
Warrants issued to purchase
common stock at $.05	-	-	15,400	-	15,400
Warrants converted to purchase common stock at $.025	10,220,000	2,045	253,455	-	255,500
Warrants converted to purchase common stock at $.05	6,260,000	1,252	311,748	-	313,000
Net loss for the year	-	-	-	(1,469,888)	(1,469,888)
Balance, December 31, 2006	98,327,656	19,666	2,568,119	(3,469,533)	(881,748)

Debentures converted	14,140,909	2,828	1,135,915	-	1,138,743
Accrued interest converted	767,026	153	38,199		38,352
Warrants converted to purchase common stock at $.025	1,200,000	240	29,760	-	30,000
Warrants converted to purchase common stock at $.05	4,920,000	984	245,016	-	246.000
Stock issued for services	250,000	50	59,075		59,125
Options issued for services	-	-	575,000	-	575,000
Net loss for the period	-	-	-	(2,504,167)	(2,504,167)
Balance, September 30, 2007	119,605,591	$23,921	$4,651,084	$(5,973,700)	$(1,298,695)

See notes to financial statements.

3DIcon CORPORATION
(A Development Stage Company)
STATEMENTS OF CASH FLOWS
Nine months ended September 30, 2007 and 2006 and period
from inception (January 1, 2001) to September 30, 2007
(Unaudited)

	Nine Months Ended September 30, 2007	Nine Months Ended September 30, 2006	Inception to September 30, 2007
Cash Flows from Operating Activities
Net loss	$(2,504,167)	$(1,175,160)	$(5,973,700)
Adjustments to reconcile net loss to net cash used in operating activities:
Options and stock issued for services	634,125	206,538	1,276,449
Asset impairment	-	-	292,202
Accrued interest converted to stock	38,352	-	38,352
Depreciation	1,074	-	1,426
Amortization of deferred debenture cost	39,267	-	39,267
Change in:
Prepaid expenses and other assets	(8,196)	2,686	(8,196)
Accounts payable and accrued liabilities	129,050	247,104	561,634
Net cash used in operating activities	(1,670,495)	(718,832)	(3,772,566)

Cash Flows from Investing Activities
Purchase of office furniture and equipment	(7,567)	-	(12,729)
Net cash used in investing activities	(7,567)	-	(12,729)

Cash Flows from Financing Activities
Proceeds from stock and warrant sales and exercise of warrants	276,000	473,000	1,750,250
Proceed (payments) from related party loan	272,500	(164,021)	272,500
Increase in deferred debenture cost	(87,673)	-	(192,269)
Proceeds from issuance of debentures	1,646,250	455,000	2,568,250
Net cash provided by financing activities	2,107,077	763,979	4,398,731

Net increase (decrease) in cash	429,015	45,147	631,436
Cash, beginning of period	202,431	147,371	10

Cash, end of period	$631,446	$192,518	$631,446

Supplemental Disclosures
Non-Cash Investing and Financing Activities
Conversion of debentures to common stock	$1,138,743	$150,000	$1,288,743

See notes to financial statements.

3DIcon CORPORATION
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
Nine Months Ended September 30, 2007 and 2006 and period
from Inception (January 1, 2001) to September 30, 2007

Note 1 - Uncertainties and Use of Estimates

Basis of Presentation

The accompanying financial statements of 3DIcon Corporation (the “Company”) have been prepared without audit pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). Certain information and footnote disclosures normally included in the financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations. The Company believes that the disclosures made are adequate to make the information presented not misleading. These financial statements should be read in conjunction with the Company's year end audited financial statements and related footnotes included in the previously filed SB-2. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position of the Company as of September 30, 2007, and the statements of its operations for the three and nine months ended September 30, 2007 and 2006 and the period from inception (January 1, 2001) to September 30, 2007, and cash flows for the nine-month periods ended September 30, 2007 and 2006, and the period from inception (January 1, 2001) to September 30, 2007, have been included. The results of operations for interim periods may not be indicative of the results which may be realized for the full year.

Use of Estimates

The preparation of financial statements in conformity with U. S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses and the disclosure of contingent assets and liabilities. Actual results could differ from the estimates and assumptions used.

Uncertainties

The accompanying financial statements have been prepared on a going concern basis. The Company is in the development stage and has no source of revenue to fund the development of its planned product or to pay operating expenses. This has resulted in the Company realizing a cumulative net loss of $5,973,700 for the period from inception (January 1, 2001) to September 30, 2007. The Company is currently in default of its obligations under its Sponsored Research Agreement (SRA), (Note 3). The ability of the Company to continue as a going concern during the next year depends on the successful completion of the Company's capital raising efforts to fund the development of its planned products. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Note 1 - Uncertainties and Use of Estimates (continued)

Management plans to fund the future operations of the Company with the proceeds from exercise of stock warrants of up to $310,000 in 2007 and $70,000 in 2008. Further, the Company has negotiated funding from Golden Gate Investors, Inc. (see Note 4) and is continuing to pursue additional capitalization through Rule 144 stock sales, debentures, and other venture capital investments. There is also the possibility of revenue in 2007 from sales and licensing of the Company’s products.

Over the Counter Bulletin Board

The Company began trading on the Over the Counter Bulletin Board on July 25, 2007.

Note 2 - Recent Accounting Pronouncements

The following are summaries of recent accounting pronouncements that are relevant to the Company:

In June 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48 , Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109 (FIN 48). This interpretation clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with FASB Statement No. 109 , Accounting for Income Taxes. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. It also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company adopted FIN 48 beginning January 1, 2007, as required, with no effect on its financial statements.

In September 2006, the FASB issued SFAS No. 157 , Fair Value Measurements ("SFAS 157"). This statement defines fair value, establishes a framework for measuring fair value in GAAP, and expands disclosures about fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact of adopting SFAS 157 on its financial condition and results of operations.

In February 2007, FASB issued Statement of Financial Accounting Standards SFAS No. 159 , The Fair Value Option for Financial Assets and Financial Liabilities - including an amendment of FASB Statement No. 115 (“ SFAS No. 159”) This statement permits entities to choose to measure many financial instruments and certain other items at fair value. The objective of the statement is to provide entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS No. 159 is effective as of the beginning of an entity’s fiscal year beginning after November 15, 2007. SFAS No. 159 is not expected to significantly impact the Company’s financial statements.

Note 3 - Commitments and Contingencies

On February 23, 2007 the Company entered into a SRA with the University (Phase III) which expires March 31, 2010. Under this agreement the University will conduct a research project entitled “3-Dimensional Display Development” that seeks to make significant progress in the development of 3-dimensional display technologies. The Company will pay the University $3,468,595, payable in monthly installments ranging from $92,263 to $112,777 beginning April 30, 2007 and ending March 31, 2010. The Company has not paid the June, July, August or September 2007 payments.

Independent Consultant Agreement

3DIcon has a consulting agreement with Concordia Financial Group (“Concordia”). Concordia will assist the Company by reviewing and evaluating the Company’s plans, personnel, board composition, technology, development of business models, building financial models for projections, developing materials to describe the Company from time to time, developing capital sources and assisting and advising Company in its financial negotiations with capital sources. Performance by consultant additionally includes advising with respect to effective registration of offerings of Company securities and listing of Company on the OTC Bulletin Board, advising with respect to the management team, assisting the Company in the development of near- and long-term budgets and marketing strategies and plans and assisting in presentations related to the above services.

The Company signed an Independent Consultant Agreement with Concordia on August 7, 2007 to memorialize an oral agreement for consultant services that Concordia has performed since November 16, 2005, and will perform through October 31, 2007. Under the terms of the agreement the Company will pay a monthly fee of $24,820 on August 31, September 30 and October 31, 2007 totaling $74,460. As additional consideration for business strategy consulting services, the Company shall grant Concordia options to purchase Company stock for an exercise price of $0.05 per share as follows:

(a)	Between January 1, 2007 and March 31, 2007, the option to purchase 2.5 million shares of Company stock and

(b)	Between June 1, 2007 and October 31, 2007, the option to purchase 2.5 million shares of Company stock.

In January 2007, Concordia was issued options to purchase 2,500,000 shares at $.05 per share. The options issued were valued at $575,000 and were charged to operations in the first quarter of 2007.

The consultant agreement terminates on October 31, 2007.

Stock Incentive Plan

In August 2007 the Company established 3DIcon Corporation 2007 Incentive Stock Plan (the "Plan"). The Plan is designed to retain directors, executives and selected employees and consultants and reward them for making major contributions to the success of the Company. These objectives are accomplished by making long-term incentive awards under the Plan thereby providing Participants with a proprietary interest in the growth and performance of the Company. T he total number of shares of stock which may be purchased or granted directly by options, stock awards or restricted stock purchase offers, or purchased indirectly through exercise of options granted under the Plan shall not exceed fifteen million (15,000,000) shares.

Note 4 - Debentures Payable

Debentures payable consist of the following:

September 30, 2007
Senior Convertible Debentures:
9.75% Debenture due 2008	$700,000
6.25% Debentures due 2009	497,507
4.75% Debentures due 2011	100,000
Total Debentures	1,297,507
Less - Current Maturities	(700,000)
Long-term Debentures	$597,507

The Company entered into a Securities Purchase Agreement with Golden Gate Investors, Inc. (“Golden Gate”) on November 3, 2006, as amended on December 15, 2006 and February 6, 2007, for the sale of a 6.25% convertible debenture in the principal amount of $1,250,000. The Company agreed to file a registration statement with the SEC for the resale of the common stock underlying the debenture. Under the terms of the Purchase Agreement, Golden Gate advanced an additional $10,000 and converted the $125,000 debenture into 357,142 shares of common stock on July 16, 2007 at $0.35 per share. Pursuant to the Securities Purchase Agreement, Golden Gate provided the Company with an additional $312,500 of debenture funding upon effectiveness of the registration statement. Of the remaining $812,500 of the $1.25 million debenture, $633,750 was placed with an escrow agent, with the balance of $178,750 to be transferred to the escrow agent upon registration of additional shares. The escrow agent will release $200,000 monthly to the Company on the first day of each month beginning September 2007. (See Note 6 for subsequent events related to the debenture).

Note 4 - Debentures Payable (continued)

To obtain funding for ongoing operations, the Company entered into a Bridge Financing Agreement with Golden Gate which closed on June 11, 2007 (the “Financing Agreement”), for the sale of a 9.75% convertible debenture in the principal amount of $700,000. Pursuant to the Financing Agreement, the Company filed a registration statement with the SEC within three days of closing for the resale of the common stock underlying the initial $1.25 million 6.25% convertible debenture.

The 9.75% debenture may be converted, at Golden Gate’s option, in whole or in part, into restricted shares of the Company’s common stock. The conversion price will be $0.28 until the earlier of, the Company’s shares trading on the OTC Bulletin Board, which occurred July 25, 2007, or other trading market that the SEC recognizes as a trading market, or January 1, 2008.  Subsequently, the conversion price is equal to 72% of the average of the five lowest volume weighted average prices for the common stock for the 20 trading days prior to the conversion date. The convertible debenture matures June 11, 2008; subject to an option held by Golden Gate to extend the maturity for one period of six months. Interest on the convertible debenture is payable monthly in cash.

In addition to standard default provisions concerning timeliness of payments, delivery and notifications, the following events shall accelerate the maturity date of the debenture, and all   outstanding principal and accrued and unpaid interest along with $250,000 in liquidated damages, all becoming immediately due and payable:

1.
The Registration Statement for the November 3, 2006 6.25% debentures with Golden Gate and the November 3, 2006 $100,000 debenture with Golden Gate is not filed within three days of the closing of this transaction; and is not effective by September 14, 2007.

2.	The common stock of the Company trades at a price per share of $0.21 or lower, regardless of whether the trading price subsequently is higher than $0.21 per share; or

3.	Any scheduled monthly payment of interest under the debenture is more than one day late.

The Company is in compliance with the three provisions above. The debenture is secured by the pledge of 11 million shares of common stock held by affiliates in the Company (the “Pledged Shares”). Such shares shall have been held by the Pledgors for a period of not less than two years. In the event of a default and the Company has not repaid all outstanding principal and accrued and unpaid interest, along with the liquidated damages of $250,000 within one day of default, Golden Gate shall have the right to immediately sell the Pledged Shares in satisfaction of any amounts of principal and interest owing under the debenture. Golden Gate shall only sell such amount of Pledged Shares to satisfy any principal and accrued interest, along with $250,000 in liquidated damages and shall return unsold shares to the Pledgors.

Note 4 - Debentures Payable (continued)

Unsecured debentures payable

During the third quarter of 2006 the Company authorized the issuance of unsecured convertible debentures aggregating $800,000. As of September 30, 2007 the Company has issued $430,000 of these debentures at par value for cash. The debentures bear interest at 8% per annum and were due no later than March 31, 2007. During the second quarter of 2007, $275,000 of the debentures were converted into 5,500,000 shares. The remaining $155,000 debentures were converted into 3,100,000 shares during the third quarter of 2007.

Debentures payable-related party

Judith F. Keating advanced the Company $272,500 for working capital from March through July 2007. Under the terms of the convertible debentures, the debentures bear interest at 8% and are due one year from the dates of the advances. At any time prior to maturity, the debentures may be converted into 2,732,750 shares of the Company’s common stock.

Note 5 - Common Stock and Paid-In Capital

As of September 30, 2007, there remain warrants outstanding to purchase 6,400,000 shares of common stock at $.05 per share expiring at various dates in 2007, and warrants outstanding to purchase 1,400,000 shares of common stock at $.05 per share expiring at various dates throughout 2008.

Options Granted

On April 27, 2007, the Company granted its three Directors 1,500,000 options, each receiving 500,000 options, exercisable at $.40 per share.

In the first quarter of 2007 options to purchase up to 2,500,000 shares at $0.05 were issued for consulting services. The company recognized $575,000 of expense based on a value of $0.23 per share.

Note 6 - Subsequent Events

Funds Advanced by Golden Gate

Pursuant to the Securities Purchase Agreement, and subsequent to September 30, 2007, Golden Gate advanced $200,000 monthly from the escrowed cash account on October 1 and converted $227,285 of the $1.25 million debenture into 1,034,095 shares of common stock leaving a balance on the debenture of $448,971.

Note 6 - Subsequent Events (continued)

Subscription agreement

Pursuant to a Subscription Agreement dated October 12, 2007, the Company sold $280,000 of its shares of the Company common stock at a per share price equal to 75% of the average closing price during the five (5) days prior to the signing ($.31 per share) and warrants to purchase 594,482 shares of its common stock at a price of $.40 per share from October 12, 2007 through October 11, 2008, and $.50 per share from October 12, 2008 through October 11, 2009 to two accredited individuals. The warrants terminate October 11, 2009.

Options issued

Pursuant to the consulting agreement with Concordia, an option to purchase 2.5 million shares of common stock at $.05 per share was issued in October 2007.

3DIcon CORPORATION
(A Development Stage Company)

3DIcon CORPORATION
(A Development Stage Company)

December 31, 2006 and 2005

Tullius Taylor Sartain & Sartain LLP
2424 E 21st Street, suite 200
Tulsa, OK 74114-1736

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
3DIcon Corporation

We have audited the accompanying balance sheets of 3DIcon Corporation (a Development Stage Company) as of December 3 1, 2006 and 2005, and the related statements of operations, changes in stockholders' deficiency and cash flows for the years then ended and for the period from inception (January 1, 2001) to December 31, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of 3DIcon Corporation, as of December 3 1,2006 and 2005, and the results of its operations and its cash flows for the years then ended and for the period from inception (January 1, 2001) to December 3 1, 2006, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company is a development stage organization, having no revenues and insufficient capital commitments to fund the development of its planned products. This raises substantial doubt about the Company's ability to continue as a going concern. Management's plan in regard to these matters is also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Tullius Taylor Sartain & Sartain LLP
April 27,2007

3DIcon CORPORATION
(A Development Stage Company)

BALANCE SHEETS

December 31, 2006 and 2005

	2006	2005
Assets
Current assets:
Cash	$202,431	$147,371
Prepaid expenses	-	3,450

Net property and equipment	4,810	-

Debt issue costs, net	104,596	-

Total assets	$311,837	$150,821

Liabilities and Stockholders' Deficiency
Current liabilities:
Current maturities of convertible debentures payable	$565,000	$-
Accounts payable	378,007	213,696
Accrued compensation due founder	-	164,022
Accrued interest on debentures	25,578	-

Total current liabilities	968,585	377,718

Convertible debentures payable, less current maturities	225,000	160,000

Total liabilities	1,193,585	537,718

Stockholders' deficiency:
Common stock; $.0002 par, 250,000,000 shares authorized and
98,327,656 and 73,947,656 shares issued and outstanding at
December 31, 2006 and 2005, respectively	19,666	14,789
Additional paid-in capital	2,568,119	1,597,959
Deficit accumulated during development stage	(3,469,533)	(1,999,645)

Total stockholders' deficiency	(881,748)	(386,897)

Total liabilities and stockholders' deficiency	$311,837	$150,821

See notes to financial statements

3DIcon CORPORATION
(A Development Stage Company)

STATEMENTS OF OPERATIONS

Years ended December 31, 2006 and 2005
And period from Inception (January 1, 2001) to December 31, 2006

			Inception to
			December 31,
	2006	2005	2006
Income:
Sales	$-	$-	$-

Expenses:
Research and development	247,687	227,042	488,871
General and administrative	1,191,683	365,769	2,950,144
Interest	30,518	-	30,518

Total expenses	1,469,888	592,811	3,469,533

Net loss	$(1,469,888)	$(592,811)	$(3,469,533)

Loss per share:
Basic and diluted	$(.017)	$(.009)

Weighted average shares outstanding,
basic and diluted	88,297,738	63,134,905

See notes to financial statements

3DIcon CORPORATION
(A Development Stage Company)

STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIENCY

Period from Inception (January 1, 2001) to December 31, 2006

				Deficit
				Accumulated
	Common Stock		Additional	During the
		Par	Paid-In	Development
	Shares	Value	Capital	Stage	Total

Balance, January 1, 2001 - as
reorganized	27,723,750	$27,724	$193,488	$-	$221,212

Adjustment to accrue compensation
earned but not recorded	-	-	-	(60,000)	(60,000)
Stock issued for services	2,681,310	2,681	185,450	-	188,131
Stock issued for cash	728,500	729	72,121	-	72,850
Net loss for the year	-	-	-	(259,221)	(259,221)
Balance, December 31, 2001	31,133,560	31,134	451,059	(319,221)	162,972

Adjustment to record compensation
earned but not recorded	-	-	-	(60,000)	(60,000)
Stock issued for services	3,077,000	3,077	126,371	-	129,448
Stock issued for cash	1,479,000	1,479	146,421	-	147,900
Net loss for the year	-	-	-	(267,887)	(267,887)
Balance, December 31, 2002	35,689,560	35,690	723,851	(647,108)	112,433

Adjustment to record compensation
earned but not recorded	-	-	-	(90,000)	(90,000)
Stock issued for services	15,347,000	15,347	-	-	15,347
Stock issued for cash	1,380,000	1,380	33,620	-	35,000
Reverse split 1:10	(47,174,904)	-	-	-	-
Par value $0.0001 to $0.0002	-	(51,369)	51,369	-	-
Net loss for the year	-	-	-	(51,851)	(51,851)
Balance, December 31, 2003	5,241,656	1,048	808,840	(788,959)	20,929

Additional Founders shares issued	25,000,000	5,000	(5,000)	-	-
Stock issued for services	24,036,000	4,807	71,682	-	76,489
Stock issued for cash	360,000	72	28,736	-	28,808
Warrants issued to purchase common
stock at $.025	-	-	18,900	-	18,900
Warrants issued to purchase common
stock at $.05	-	-	42,292	-	42,292
Stock warrants exercised	2,100,000	420	60,580	-	61,000
Net loss for the year	-	-	-	(617,875)	(617,875)
Balance, December 31, 2004	56,737,656	11,347	1,026,030	(1,406,834)	(369,457)

Stock issued for services	5,850,000	1,170	25,201	-	26,371
Stock issued to settle liabilities	5,000,000	1,000	99,000	-	100,000
Stock issued for cash	1,100,000	220	72,080	-	72,300
Warrants issued to purchase common
stock at $.025	-	-	62,300	-	62,300
Warrants issued to purchase common
stock at $.05	-	-	140,400	-	140,400
Stock warrants exercised	5,260,000	1,052	172,948	-	174,000
Net loss for the year	-	-	-	(592,811)	(592,811)
Balance, December 31, 2005	73,947,656	$14,789	$1,597,959	$(1,999,645)	$(386,897)

See notes to financial statements

3DIcon CORPORATION
(A Development Stage Company)

STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIENCY

Period from Inception (January 1, 2001) to December 31, 2006

				Deficit
				Accumulated
			Additional	During the
	Common Stock		Paid-In	Development
	Shares	Par Value	Capital	Stage	Total
Stock issued for services	4,700,000	940	205,597	-	206,537
Debentures converted	3,000,000	600	149,400	-	150,000
Stock issued for cash	200,000	40	16,160	-	16,200
Warrants issued to purchase
common stock at $.025	-	-	18,400	-	18,400
Warrants issued to purchase
common stock at $.05	-	-	15,400	-	15,400
Warrants converted to purchase
common stock at $.025	10,220,000	2,045	253,455	-	255,500
Warrants converted to purchase
common stock at $.05	6,260,000	1,252	311,748	-	313,000
Net loss for the year	-	-	-	(1,469,888)	(1,469,888)
Balance, December 31, 2006	98,327,656	$19,666	$2,568,119	$(3,469,533)	$(881,748)

See notes to financial statements

3DIcon CORPORATION
(A Development Stage Company)

STATEMENTS OF CASH FLOWS

Years ended December 31, 2006 and 2005
and period from Inception (January 1, 2001) to December 31, 2006

			Inception to
			December 31,
	2006	2005	2006
Cash Flows from Operating Activities
Net loss	$(1,469,888)	$(592,811)	$(3,469,533)
Adjustments to reconcile net loss to net cash
used in operating activities:
Stock issued for services	206,537	26,371	642,323
Depreciation	352	-	352
Asset impairments	-	-	292,203
Change in:
Prepaid expenses and other assets	(101,146)	(3,450)	(104,596)
Accounts payable and accrued
liabilities	25,867	100,759	432,584

Net cash used in operating activities	(1,338,278)	(469,131)	(2,206,667)

Cash Flows from Investing Activities
Purchase of office furniture and equipment	(5,162)	-	(5,162)
Net cash used in investing activities	(5,162)	-	(5,162)

Cash Flows from Financing Activities
Proceeds from stock and warrant sales and
exercise of warrants	618,500	449,000	1,474,250
Proceeds from issuance of debentures	780,000	160,000	940,000

Net cash provided by financing activities	1,398,500	609,000	2,414,250

Net increase in cash	55,060	139,869	202,421
Cash, beginning of year	147,371	7,502	10

Cash, end of year	$202,431	$147,371	$202,431

Supplemental Disclosures
Non-Cash Investing and Financing Activities
Conversion of debentures to
common stock	$150,000	-	$150,000

See notes to financial statements

3DIcon CORPORATION
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

December 31, 2006 and 2005 and period from inception
(January 1, 2001) to December 31, 2006

Note 1 - Organization and Operations

Organization

3DIcon Corporation (the “Company”) was incorporated on August 11, 1995, under the laws of the State of Oklahoma as First Keating Corporation. The articles of incorporation were amended August 1, 2003 to change the name to 3DIcon Corporation. The initial focus of First Keating Corporation was to market and distribute books written by its founder, Martin Keating. During 2001, First Keating Corporation began to focus on the development of 360-degree holographic technology. The effective date of this transition is January 1, 2001, and the financial information presented is from that date through the current period. The Company has accounted for this transition as a reorganization and accordingly, restated its capital accounts as of January 1, 2001. From January 1, 2001, the Company's primary activity has been the raising of capital in order to pursue its goal of becoming a significant participant in the formation and commercialization of interactive, optical holography for the communications and entertainment industries.

The mission of the Company is to pursue, develop and market full-color, 360-degree person-to-person holographic technology. Its primary focus is to invest and participate in the commercialization of optical holographic technologies now planned and/or under development, particularly those employing derivative broadband, satellite-based systems. At this time, the Company owns no intellectual property rights in holographic technologies and has no contracts or agreements pending to acquire such rights.

Uncertainties

The accompanying financial statements have been prepared on a going concern basis. The Company is in the development stage and has no source of revenue to fund the development of its planned product or to pay operating expenses. This has resulted in the Company realizing a cumulative net loss of $3,469,533 for the period from inception (January 1, 2001) to December 31, 2006, and a net loss of $1,469,888 and $592,811 for the years ended December 31, 2006 and 2005, respectively. The Company is currently in default of its obligations under its Sponsored Research Agreement (SRA) (Note 4) and its 8% unsecured debentures due 2007. The ability of the Company to continue as a going concern during the next year depends on the successful completion of the Company's capital raising efforts to fund the development of its planned products. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Note 1 - Organization and Operations (continued)

Uncertainties (continued)

Management plans to fund the future operations of the Company with the proceeds from exercise of stock warrants of up to $424,000 in 2007 and $80,000 in 2008. Further, the Company has negotiated funding from Golden Gate Investors, Inc. (see Note 5) and is continuing to pursue additional capitalization through Rule 144 stock sales, debentures, and other venture capital investments. There is also the possibility of revenue in 2007 from sales and licensing of the Company’s products.

Note 2 - Summary of Significant Accounting Policies

Research and development

Research and development costs, including payments made to the University of Oklahoma pursuant to the SRA, are expensed as incurred. (Note 4).

Stock-based compensation

The Company accounts for stock-based compensation arrangements for employees in accordance with Statement of Financial Accounting Standards (SFAS) No. 123(R ), Share-Based Payments. The Company recognizes expenses for employee services received in exchange for stock based on the grant-date fair value of the shares awarded. The Company accounts for stock issued to non-employees in accordance with the provisions of SFAS No. 123 , Accounting for Stock-Based Compensation , and the related Emerging Issues Task Force (EITF) Consensuses.

Income taxes

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes . SFAS No. 109 requires the recognition of deferred tax assets and liabilities for the estimated future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. In addition, SFAS No. 109 requires the recognition of future tax benefits, such as net operating loss carry forwards, to the extent that realization of such benefits is more likely than not. The amount of deferred tax liabilities or assets is calculated using tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rate is recognized in income in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts more likely than not to be realized.

Note 2 - Summary of Significant Accounting Policies

Net income (loss) per common share

The Company computes net income (loss) per share in accordance with SFAS No. 128 , Earnings per Share and SEC Staff Accounting Bulletin No. 98 (“SAB 98”). Under the provisions of SFAS No. 128 and SAB 98, basic net income (loss) per common share is based on the weighted-average outstanding common shares. Diluted net income (loss) per common share is based on the weighted-average outstanding shares adjusted for the dilutive effect of warrants to purchase common stock and convertible debentures. Due to the Company’s losses, such potentially dilutive securities are anti dilutive for all periods presented. The weighted average number of potentially dilutive shares is 14,705,000 and 26,140,000 for the years ended December 31, 2006 and 2005, respectively.

Use of estimates

The preparation of financial statements in conformity with U. S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses and the disclosure of contingent assets and liabilities. Actual results could differ from the estimates and assumptions used.

Note 3 - Recent Accounting Pronouncements

The following are summaries of recent accounting pronouncements that are relevant to the Company:

In May 2005, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 154, Accounting Changes and Error Corrections (SFAS 154), which replaces APB Opinion No. 20, Accounting Changes , and FASB Statement 3, Reporting Accounting Changes in Interim Financial Statements. This statement changes the requirements for the accounting for and reporting of a change in accounting principle, including all voluntary changes in accounting principles. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. This statement requires voluntary changes in accounting principles be recognized retrospectively to prior periods' financial statements, rather than recognition in the net income of the current period. Retrospective application requires restatements of prior period financial statements as if that accounting principle had always been used. This statement carries forward, without change, the guidance contained in Opinion 20 for reporting the correction of an error in previously issued financial statements and a change in accounting estimate. The provisions of SFAS No. 154 is beginning January 1, 2006. It had no effect on the accompanying financial statements.

Note 3 - Recent Accounting Pronouncements (continued)

In June 2006, the Financial Accounting Standards Board issued FASB Interpretation No. 48 , Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109 (FIN 48). This interpretation clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with FASB Statement No. 109 , Accounting for Income Taxes. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. It also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company does not expect the adoption of FIN 48 to have a material effect on its financial statements and related disclosures.

In September 2006, the FASB issued SFAS No. 157 , “ Fair Value Measurements” (SFAS 157). This statement defines fair value, establishes a framework for measuring fair value in GAAP, and expands disclosures about fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact of adopting SFAS 157 on our financial condition and results of operations.

In February 2007, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 159, The Fair Value Option for Financial Assets and Financial Liabilities - including an amendment of FASB Statement No. 115. SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value. The objection of the statement is to provide entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS No. 159 is effective as of the beginning of an entity’s fiscal year beginning after November 15, 2007. SFAS No. 159 is not expected to significantly impact the Company’s Consolidated Financial Statements.

Note 4 - Commitments and Contingencies

On April 20, 2004, the Company entered into a SRA entitled "Investigation of Emerging Digital Holography Technologies" (Phase I) with the University of Oklahoma - Tulsa (“University”), which expired October 19, 2004. The Company paid the University $14,116 pursuant to this agreement. On July 15, 2005, the Company entered into a SRA with the University (Phase II), which expires January 14, 2007. Under this agreement the University conducted a research project entitled "Investigation of Emerging 3-Dimensional Display Technologies" and the Company agreed to pay the University $453,584 at various dates from November 10, 2005 through July 15, 2006 to cover the costs of the research. The final payment of $226,792, due on July 15, 2006, was not paid and the agreement was modified in November 2006 to provide $125,259 additional funding, extend the term of the agreement through March 31, 2007, and revise the payment schedule to combine the July 15, 2006 remaining balance due of $226,792 with the additional funding into a revised payment schedule. Under the terms of the agreement the Company agreed to pay the combined remaining obligation of $352,052 in four equal installments of $88,013 on December 31, 2006 through March 31, 2007. The Company is in default on its March 31, 2007 payment. On February 23, 2007 the Company entered into a SRA with the University (Phase III) which expires March 31, 2010. Under this agreement the University will conduct a research project entitled “3-Dimensional Display Development” that seeks to make significant progress in the development of 3-dimensional display technologies. The company will pay the University $3,468,595 payable in monthly installment ranging from $92,263 to $112,777 beginning April 30, 2007 and ending March 31, 2010.

Note 4 - Commitments and Contingencies (continued)

3DIcon has a consulting agreement with Concordia Financial Group. Concordia counsels 3DIcon regarding financial matters and the acquisition of capital, including rendering advice in the preparation of models for financial projections, identification of sources for capital in the start-up phase technology company capital market, development of business models, and assistance with the structuring of transactions involving the raising of capital. 3DIcon pays a monthly fee for Concordia’s services of approximately $2,000 per month. 3DIcon paid Concordia approximately $54,000 for the year ended December 31, 2006.

At December 31, 2006 and 2005, 17,000,000 shares of common stock are held by a third party and are in dispute as to whether or not they are legally issued. Management contends that the shares were not legally issued and should be returned to the Company. However, they are reported as issued and outstanding at par value in the accompanying financial statements due to the uncertainty surrounding resolution of the issue. The Company paid approximately $255,000 in legal fees for the year ended December 31, 2006 related to this issue, which is included in general and administrative expenses in the accompanying statement of operations.

Note 5 - Debentures Payable

Debentures payable consist of the following:

	December 31,	December 31,
	2006	2005
Senior Convertible Debentures:
8.00% Debentures due 2007	$135,000	$160,000
6.25% Debentures due 2009	125,000	-
4.75% Debentures due 2011	100,000	-
	360,000	160,000

8.00% Unsecured Debentures due 2007	430,000	-

Total Debentures at December 31	790,000	160,000

Current Maturities	(565,000)	-
Long-term Debentures at
December 31	$225,000	$160,000

Note 5 - Debentures Payable (continued)

Senior debenture payable

The Company issued convertible debentures aggregating $160,000 during 2005 and issued an additional $125,000 during 2006 at par value for cash. The debentures bear interest at 8% per annum, and are due no later than December 31, 2007. The Company may prepay without penalty all of the outstanding principal amount and accrued interest. Upon receiving notice of the Company's intent to prepay, holders of the debentures may convert the principal amount due to common stock at the rate of one share of common stock for each $.05 of principal amount converted. Upon conversion, the Company will pay all accrued interest. No fractional shares will be issued upon conversion of a debenture. During 2006 debentures totaling $150,000 were converted to 3,000,000 shares of common stock.

Unsecured debentures payable

During the third quarter of 2006 the Company authorized the issuance of unsecured convertible debentures aggregating $800,000. As of December 31, 2006 the Company has issued $430,000 of these debentures at par value for cash. The debentures bear interest at 8% per annum, are convertible to common shares at $0.40 per share and are due no later than March 31, 2007. At the option of the Company, interest may be paid in cash or Common Stock, valued at the bid price on the day immediately prior to the date paid. The debentures are not secured by any asset or pledge of the Company or any officer, stockholder or director. The Company has agreed to provide, with respect to the common shares issued upon conversion of the debentures, certain registration rights under the Securities Act of 1933. At December 31, 2006 the balance outstanding of $430,000 in unsecured debentures payable may be converted to 1,075,000 shares of the Company’s common stock. The Company is in default with respect to the unsecured debentures. As a result of the default, the debentures are due in cash on the demand of the holders, but can be converted into common stock at a conversion price of $0.05 at the request of the holders at anytime.

Securities Purchase Agreement

To obtain funding for the ongoing operations, the Company entered into a Securities Purchase Agreement with Golden Gate Investors, Inc. (“Golden Gate”) on November 3, 2006, as amended on December 15, 2006 and February 6, 2007 (the “Purchase Agreement”), for the sale of a 6¼% convertible debenture of the Company in the principal amount of $1,250,000. Pursuant to the Purchase Agreement, at such time as the principal balance of this debenture is less than $400,000 as a result of conversion to common stock or payment, the Company shall have the right to require Golden Gate to purchase a second debenture, also in the principal amount of $1,250,000. On November 3, 2006, the Company also issued to Golden Gate a 4¾% convertible debenture in a principal amount of $100,000, due 2011, and warrants to buy 1,000,000 shares of the common stock at an exercise price of $10.90. The Company agreed to file a registration statement with the SEC for the resale of the common stock underlying the initial $1.25 million convertible debenture only.

Note 5 - Debentures Payable (continued )

Golden Gate provided the Company with $125,000 upon execution of the Purchase Agreement. Pursuant to the Purchase Agreement, Golden Gate is required to provide the Company with an additional $312,500 upon effectiveness of the registration statement. The balance of $812,500 shall be wired to the escrow agent, which is required to release $200,000 on the first day of each month, beginning with the second month following the effective date of the registration statement.

The debentures bear interest at 6.25%, and are convertible into the Company’s common stock, at the selling stockholder’s option. The $1.25 million convertible debentures mature three years from the date of issuance. The $100,000 convertible debenture matures five years from the date of issuance. Interest on the 6.25% convertible debentures is payable monthly in cash or, at Golden Gate’s option, in shares of common stock of the Company valued at the then applicable conversion price. The initial $1.25 million convertible debenture is convertible into the number of the shares of common stock equal to the dollar amount of the debenture divided by the conversion price. The conversion price for the initial $1.25 million convertible debenture is (1) $.35 per share until the common stock is quoted on the OTC Bulletin Board or otherwise trading on the NASDAQ or a national securities exchange and (2) thereafter the lesser of (i) $2.00, (ii) 70% of the average of the five lowest volume weighted average prices during the twenty (20) trading days prior to the conversion. The conversion price for the second $1.25 million convertible debenture is (1) $.35 per share until the common stock is quoted on the OTC Bulletin Board or otherwise listed as trading on the NASDAQ or a national securities exchange and thereafter (2) the lesser of (i) $2.00 or (ii) 90% of the average of the five lowest volume weighted average prices during the twenty (20) trading days prior to the conversion. The conversion price for the $100,000 convertible debenture is $.35 per share until the earlier of January 1, 2008 or the date the common stock is quoted on the OTC Bulletin Board or otherwise listed as trading on the NASDAQ or a national securities exchange and thereafter, the lesser of (i) $4.00 or (ii) 80% of the average of the five lowest volume weighted average prices during the twenty (20) trading days prior to the conversion. If Golden Gate elects to convert a portion of the debenture and, on the day that the election is made, the volume weighted average price is below $0.75, the Company shall have the right to prepay that portion of the debenture that Golden Gate elected to convert, plus any accrued and unpaid interest, at 135% of such amount.

In addition, the Company entered into a registration rights agreement with Golden Gate pursuant to which the Company agreed to file, within 30 days after the closing, the registration statement of which this prospectus is a part covering the common stock issuable upon conversion of the initial $1.25 million debenture only. In the event the Company fails to meet this schedule and other timetables provided in the registration rights agreement, liquidated damages and other potential penalties could be imposed (for example, the discount multiplier of 70% shall decrease by three percentage points for each month or partial month occurring after the Company fails to meet the timetables provided in the registration rights agreement).

Note 5 - Debentures Payable (continued )

In addition, Golden Gate may demand repayment of one hundred and fifteen percent (115%) of the principal amount of the debenture, together with all accrued and unpaid interest on the principal amount of the debenture, in cash, if the Company fails to meet the timetables provided in the registration rights agreement.

In the event the Company elects, and Golden Gate fails to enter into the second debenture, Golden Gate would be required to pay liquidated damages in the amount of $250,000.

Note 6 - Common Stock and Paid-In Capital

At various dates throughout 2006 and 2005, the Company sold 200,000 and 1,100,000 shares, respectively, of common stock with warrants attached for $.25 per share pursuant to an exempt offering. Each subscriber received one share of common stock with two separate warrants to purchase additional shares of Rule 144 stock as follows: (a) ten times the number of shares within one year of the date subscribed at $.025 per share and (b) another ten times the number of shares within two years of the date subscribed at $.05 per share. Warrants not exercised under their terms will be terminated. The Company received $50,000 and $275,000, respectively, in cash from the exercise of the warrants.

At various dates throughout 2006 and 2005, the Company issued 6,260,000 and 1,740,000 shares, respectively, of its common stock pursuant to the exercise of $.05 warrants by non-employees. The Company received $313,000 and $86,000, respectively, in cash.

At various dates throughout 2006 and 2005, the Company issued 10,220,000 and 3,520,000, respectively, of its common stock pursuant to the exercise of $.025 warrants by non-employees. The Company received $255,500 and $88,000, respectively, in cash.

As of December 31, 2006, there are warrants outstanding to purchase 800,000 shares of common stock at $.025 per share expiring at various dates throughout 2007; warrants outstanding to purchase 8,080,000 of common stock at $.05 per share expiring at various dates throughout 2007; and warrants to purchase 1,600,000 shares of common stock at $.05 per share expiring in 2008.

Common stock issued for services

During 2006, 1,100,000 shares of common stock were issued for consulting services for which the Company recognized $15,438 of expense. During 2005, 2,010,000 shares of common stock were issued for consulting services which the Company recognized $2,469 of expenses. Additionally, the Company issued 2,700,000 and 7,880,000 shares of common stock at various dates throughout 2006 and 2005, respectively, to its President and Chief Executive Officer for services rendered. The Company issued 900,000 and 960,000 shares at various dates throughout 2006 and 2005, respectively, to its employee for services rendered. The shares are valued using the same discount structure as the other common stock transactions and ranged from $0.01 to $0.09 during 2006 and $.0004 to $.0074 during 2005. The Company recognized $191,100 and $23,903 in compensation expense in 2006 and 2005, respectively, related to these transactions.

Note 6 - Common Stock and Paid-In Capital (continued)

During 2004, the Company issued 25,000,000 additional founders shares due to the reverse stock split in 2003 and the corporate reorganization that took place during 2004. The shares were valued at the closing price of the stock on or previous to the date of issuance less a 50% discount due to the restrictive nature of the stock, a 50% discount for lack of earnings or sales consistency of the Company, a 50% discount due to the dollar and share volume of sales of the Company's securities in the public market, and an additional 35% discount due to the trading market in which the Company's securities are sold.

Common stock rights

Holders of shares of common stock are entitled to one vote per share on all matters submitted to a vote of the shareholders. Shares of common stock do not have cumulative voting rights.

Holders of record of shares of common stock are entitled to receive dividends when and if declared by the board of directors. To date, the Company has not paid cash dividends. The Company intends to retain any earnings for the operation and expansion of its business and does not anticipate paying cash dividends in the foreseeable future.

Any future determination as to the payment of cash dividends will depend on future earnings, results of operations, capital requirements, financial condition and such other factors as the board of directors may consider.

Upon any liquidation, dissolution or termination of the Company, holders of shares of common stock are entitled to receive a pro rata distribution of the assets of the Company after liabilities are paid.

Holders of common stock do not have pre-emptive rights to subscribe for or to purchase any stock, obligations or other securities of 3DIcon.

Note 7 - Income taxes

At December 31, 2006 and 2005, the Company had accumulated net operating losses of approximately $3,115,000 and $1,588,000, respectively, available to reduce future federal and state taxable income. Unless utilized, the loss carry forward amounts will begin to expire in 2013.

Deferred tax assets resulting from the operating loss carryforward, are reduced by a valuation allowance.

Note 7 - Income taxes (continued)

The deferred tax asset consisted of the following:

	December 31,	December 31,
	2006	2005
Loss carry forward amount	$3,115,000	$1,588,000
Effective tax rate	38%	38%

Deferred tax asset	1,183,700	603,440
Less valuation allowance	(1,183,700)	(603,440)

Net deferred taxes	$-	$-